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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                          AMENDMENT NO. 1 ON FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          May 15, 2002 (APRIL 23, 2002)
                 ------------------------------------------------
                 Date of Report (Date of earliest event reported)

                               SENSAR CORPORATION
         -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Nevada                        0-17020                87-0429944
-------------------------------    ---------------------    --------------------
(State or other jurisdiction of    (Commission File No.)      (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                              One Jenner, Suite 100
                            Irvine, California 92618
                                 (949) 743-2000

    ------------------------------------------------------------------------
  (Address of principal executive offices and telephone number, including area code)

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     As disclosed in the Current Report on Form 8-K filed with the SEC on April
30, 2002 (the "Report"), following the closing on April 23, 2002 of the merger (the "Merger") pursuant to which Sensar Corporation ("Sensar") acquired VitalStream, Inc. ("VitalStream"), Sensar's management resigned and was replaced by the management of VitalStream. In addition, VitalStream's business became the business of Sensar. As contemplated by the Report, Sensar is filing this Amendment No. 1 to the Report in order to provide a description, containing substantially the same information that would be in Form 10, of the business, management and financial history of VitalStream.

     Information regarding a change of accountants following the Merger is set forth in "Item 4. Changes in Registrant's Certifying Accountant." Information regarding the business and management of VitalStream, now the business and management of Sensar, is set forth in "Item 5 Other Events." The financial information required by Item 7 of Form 8-K and certain Exhibits are described in "Item 7 Financial Statements, Pro Forma Financial Information and Exhibits."

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                                TABLE OF CONTENTS

                                                                                                               PAGE
ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT............................................................3

ITEM 5. OTHER EVENTS.............................................................................................4

      Business of Sensar / VitalStream...........................................................................4

            Certain Terms of the Merger Agreement................................................................6

            Business of Sensar after Merger with VitalStream.....................................................7

            Industry Background..................................................................................8

            Business Strategy....................................................................................9

            Products and Services...............................................................................11

            The Network.........................................................................................12

            Sales and Marketing.................................................................................13

            Competition.........................................................................................14

            Intellectual Property...............................................................................15

            Employees...........................................................................................15

            Facilities..........................................................................................15

            Legal Proceedings...................................................................................15

            Forward-looking Statements..........................................................................16

      Factors That May Affect Future Results....................................................................16

      Description of Sensar Capital Stock.......................................................................23

      Market for Our Common Equity and Related Stockholder Matters..............................................26

      Recent Sales of Unregistered Securities...................................................................28

      Directors and Executive Officers..........................................................................31

            Name and Biographical Information...................................................................31

            Other Key Employees.................................................................................33

      Executive Compensation....................................................................................33

            Summary Compensation Table..........................................................................33

            Option/SAR Grants in Last Fiscal Year...............................................................35

            Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values............36

            Executive Employment Agreements, Termination of Employment and Change of Control Arrangements.......36

            Compensation of Directors...........................................................................37

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
            Compensation Committee Interlocks and Insider Participation.........................................37

      Indemnification of Our Directors and Officers.............................................................37

      Certain Relationships and Related Transactions............................................................38

      Security Ownership of Certain Beneficial Owners and Management............................................39

      Selected Historical Financial and Other Data..............................................................41

      Management's Discussion and Analysis of Financial Condition and Results of Operations.....................43

            Overview............................................................................................43

            Results of Operations...............................................................................43

            Liquidity and Capital Resources.....................................................................47

      Quantitative and Qualitative Disclosures About Market Risk................................................48

ITEM 7. FINANCIAL STATEMENT AND EXHIBITS........................................................................49

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ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

       (a) Grant Thornton LLP, the independent public accountants initially retained by Sensar Corporation ("Sensar") for the fiscal year ended December 31, 2002, were dismissed as of May 9, 2002. The decision to change Sensar's independent public auditors was recommended by management and approved by the board of directors of Sensar. (Sensar does not have a separate audit committee at this time). In connection with the audit of Sensar's financial statements for the fiscal years ended December 31, 2001 and December 31, 2000 and the subsequent interim period ended May 9, 2002, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement if not resolved to Grant Thornton LLP's satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. The audit reports of Grant Thornton LLP on the consolidated financial statements of Sensar and its subsidiaries as of and for the fiscal years ended December 31, 2001 and December 31, 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

       (b) Pursuant to the recommendation of management and the approval of the board of directors of Sensar, Sensar has appointed Rose, Snyder & Jacobs, a corporation of certified public accountants, as Sensar's independent public accountants for the fiscal year ended December 31, 2002. Sensar engaged Rose, Snyder & Jacobs ("RSJ") as independent public accountants for Sensar effective May 9, 2002. No consultations occurred between Sensar and RSJ during the two fiscal years and any interim period preceding the appointment of RSJ regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on Sensar's financial statements, any matter that was subject to a disagreement with RSJ or any reportable event.

As previously disclosed, on April 23, 2002, Sensar consummated a merger pursuant to which VitalStream, Inc. became a wholly-owned subsidiary of Sensar and the business and management of VitalStream, Inc. became the business and management of Sensar. Although Sensar had not retained the services of RSJ prior to May 9, 2002, RSJ served as independent public accountants to VitalStream, Inc., initially (through its wholly-owned subsidiary, SiteStream, Incorporated) beginning September 2000, and then subsequently by VitalStream, Inc. Because VitalStream, Inc. constitutes substantially all of the business operations of Sensar, management retained RSJ to maintain continuity with its auditors.

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ITEM 5.  OTHER EVENTS

THIS AMENDMENT CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT INVOLVE RISKS AND UNCERTAINTIES. PERSONS CONSIDERING PURCHASING OR SELLING SHARES OF SENSAR COMMON STOCK ARE CAUTIONED THAT THE ACTUAL RESULTS OF THE COMPANY WILL DIFFER (AND MAY DIFFER SIGNIFICANTLY) FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE FACTORS DISCUSSED HEREIN UNDER "FACTORS THAT MAY AFFECT FUTURE RESULTS" AND ELSEWHERE IN THIS AMENDMENT. THE READER IS ALSO ENCOURAGED TO REVIEW OTHER FILINGS MADE BY SENSAR WITH THE SECURITIES AND EXCHANGE COMMISSION DESCRIBING OTHER FACTORS THAT MAY AFFECT FUTURE RESULTS OF THE COMPANY.

BUSINESS OF SENSAR / VITALSTREAM

BACKGROUND OF SENSAR

     Sensar was incorporated in 1986 in the state of Nevada. Sensar's principal executive offices are located at One Jenner, Suite 100, Irvine, California 92618, and its telephone number is (949) 743-2000.

     Sensar historically engaged in the design, development, manufacturing, and marketing of analytical scientific instrumentation. After experiencing losses for several years, during 1999, Sensar sold substantially all of its assets relating to its prior operations and abandoned certain development projects. Sensar also instituted significant changes in its management and initiated an aggressive search for a potential acquisition to provide value to the stockholders of Sensar.

     In September 1999, Sensar entered into negotiations and signed a letter of intent to acquire a wireless communications technology company. These negotiations ultimately led to the execution of an agreement with Net2Wireless Corporation ("Net2Wireless") relating to a proposed merger between Sensar and Net2Wireless. In connection with its review of the listing application for the combined company, the staff of the Nasdaq Stock Market raised concerns about the proposed merger between Sensar and Net2Wireless (primarily related to the background of certain key stockholders of Net2Wireless). Although Sensar and Net2Wireless attempted to resolve these concerns, the Nasdaq staff ultimately informed Sensar, on December 1, 2000, that it would deny the listing application for the combined company and institute delisting proceedings if the merger were consummated. Due to the position of the Nasdaq staff and uncertainties regarding Sensar's obtaining the required votes to approve the proposed merger, Sensar and Net2Wireless entered into an agreement as an alternative to the proposed merger on December 4, 2000.

     Under the terms of the alternative arrangement, Sensar received shares of common stock and warrants to purchase common stock of Net2Wireless in exchange for cash and the release of Net2Wireless from a loan obligation. Sensar's management concluded that, because of Net2Wireless's continuing losses and inability to raise capital, Sensar's shares of common stock and warrants to purchase common stock of Net2Wireless were likely of no value, and accordingly, as of March 31, 2001, Sensar wrote down

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its investment in Net2Wireless to zero. Sensar was subsequently informally notified that Net2Wireless entered into administrative receivership.

     Following its write down of the Net2Wireless investment, Sensar's management reevaluated its alternatives to provide further value to Sensar's stockholders and determined that the best alternative was to seek to dispose of Sensar's few remaining investments and search for a suitable acquisition or merger candidate. After months of receiving proposals from, and performing diligence on, potential merger candidates, Sensar signed a letter of intent with VitalStream on December 13, 2001 regarding the Merger of VitalStream with a wholly-owned subsidiary of Sensar. The Merger, in which the wholly-owned subsidiary of Sensar merged with and into VitalStream, and VitalStream became a wholly-owned subsidiary of Sensar, was consummated on April 23, 2002.

BACKGROUND OF VITALSTREAM

     VitalStream was formed in March 2000 to provide a complete solution on an outsource basis to customers wishing to broadcast audio and video content and other communications over the Internet. Upon raising its initial capitalization, VitalStream entered into a lease for its Irvine, California facilities and commenced construction of its data center. In September 2000, it entered into an agreement to acquire SiteStream, Incorporated pursuant to which SiteStream would become a wholly-owned subsidiary of VitalStream. SiteStream had been organized in 1998 for the purpose of operating a website hosting business. SiteStream had suffered losses from its inception through the date of its acquisition by VitalStream and was near insolvency when the merger was consummated. Although SiteStream had failed to achieve profitability, it did develop a substantial customer base for its hosting business, with many clients engaged in broadcasting audio, video and interactive content over the Internet. SiteStream had also developed technical expertise in audio and video streaming, as well as much of the technology underlying the MediaConsole. VitalStream viewed the prospective acquisition of SiteStream as an opportunity to obtain a recurring revenue stream from a customer base largely engaged in its target market, as well as an operating business platform with broadcasting expertise and related technology to accelerate the execution of its business plan. VitalStream and SiteStream began integrating their operations in November 2000, and began functioning as a fully combined enterprise by the end of the first quarter of 2001.

     Today, VitalStream offers its customers a range of services including live webcasting, audio and video streaming, media hosting, network design, payment processing, encoding (via third-party resellers) and consulting services. VitalStream's mix of products and services allows its customers to concentrate on the creation and marketing of their content, while outsourcing the encoding, data storage and broadcasting functions to VitalStream. VitalStream's business model relies upon leveraging its expertise and resources in audio and video streaming technology to persuade customers to utilize VitalStream's Internet broadcasting services, thereby allowing VitalStream to build a base of recurring revenues from monthly or other periodic broadcasting fees.

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CERTAIN TERMS OF THE MERGER AGREEMENT

CHANGE OF MANAGEMENT

     In connection with the Merger, all officers and directors of Sensar resigned and were replaced by the management team and directors of VitalStream. Paul S. Summers, co-founder of VitalStream became Chairman, President and Chief Executive Officer of Sensar; Philip N. Kaplan, co-founder of VitalStream became a director, Chief Operating Officer and Secretary of Sensar; Kevin D. Herzog became Chief Financial Officer and Treasurer of Sensar; David R. Williams became Vice President of Operations of Sensar; and Stephen Smith became Chief Technical Officer of Sensar. The new board of directors of Sensar includes Paul Summers, Philip N. Kaplan, Peter Grubstein and Leonard Wanger.

EXCHANGE OF VITALSTREAM SHARES FOR SENSAR SHARES

     As a result of the Merger, all of the outstanding shares of VitalStream capital stock were converted into the right to receive an aggregate of 15,228,521 shares of Sensar common stock, representing approximately 69% of the outstanding shares of Sensar following the Merger. In addition, the approximately 80 former VitalStream shareholders will have the right to receive as contingent consideration up to an additional 13,000,282 common shares of Sensar, potentially increasing their aggregate ownership to approximately 80%. The contingent merger consideration consists of the following:

     - a number of shares of Sensar common stock, up to a maximum of 8,789,907, equal to the product of (a) 3.33 multiplied by, (b) .8789907 multiplied by, (c) the highest net revenue of Sensar for any calendar quarter between the closing of the Merger and September 30, 2003; such highest net revenue is deemed to be zero if it is less than $2,000,000;

     - a number of shares of Sensar common stock, up to a maximum of 1,318,488, equal to the product of (a) 3 multiplied by (b) .8789907 multiplied by, (c) the amount by which $500,000 exceeds the fair market value of the cash or other property received by Sensar upon any disposition(s) of Sensar's equity interest in Nex2, Inc. that occur on or before the one-year anniversary of the closing of the Merger; Sensar has recognized an impairment on Sensar's equity interest in Nex2, Inc. and expects to receive only nominal, if any, consideration upon disposition of its interest in Nex2, Inc. if it is able to sell such securities;

     - a number of shares of Sensar common stock, up to a maximum of 1,133,905, equal to the product of (a) 3 multiplied by (b) .8789907 multiplied by, (c) the amount by which $430,000 exceeds the proceeds Sensar receives from the exercise, on or before the one-year anniversary of the closing of the Merger, of the 1,240,000 options to purchase Sensar common stock outstanding and vested as of February 13, 2002. If all such options are exercised, Sensar would receive $460,000 in proceeds; and

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     -   exactly 1,757,982 shares of Sensar common stock if the highest net revenue of Sensar for any calendar quarter between that ending June 30, 2002 and that ending March 31, 2003 equals or exceeds $1,000,000.

     If Sensar closes a merger, asset sale or similar transaction in which substantially all of the assets and business of Sensar are sold for an aggregate price of $30,000,000 or more prior to the date on which the amount of the contingent merger consideration can be determined, the date for determination of the contingent consideration is accelerated, and the underlying formulae are slightly altered, in order to ensure that the amount of the contingent consideration is determinable prior to the effective time of the sale transaction.

     In addition, Sensar has agreed to offer options to purchase Sensar common stock to the holders of outstanding VitalStream options and warrants. The replacement options and warrants will cover between 2,096,479 options and warrants and 3,886,197 options and warrants, depending upon the amount of contingent consideration issued in the merger. The replacement options and warrants will have the same vesting terms, expiration date and aggregate exercise price as the option or warrant being replaced. The replacement options and warrants will permit the holder to purchase a number of shares of Sensar common stock equal to the number of shares of Sensar common stock the holder would have received in the Merger had the holder exercised the option immediately prior to the Merger.

     The Merger was consummated in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and accordingly, all shares of Sensar common stock received in the Merger are "restricted securities."

BUSINESS OF SENSAR AFTER MERGER WITH VITALSTREAM

     As a result of the Merger, VitalStream became a wholly-owned subsidiary of Sensar, and the business of VitalStream became the business of Sensar. IN THE DISCUSSIONS THAT FOLLOW, REFERENCES TO THE "COMPANY," "WE," "US" OR SIMILAR REFERENCES REFER TO THE CONSOLIDATED BUSINESSES OF SENSAR, VITALSTREAM AND SITESTREAM, INCORPORATED, A WHOLLY-OWNED SUBSIDIARY OF VITALSTREAM. REFERENCES TO "SENSAR" WILL CONTINUE TO REFER TO SENSAR CORPORATION, AND REFERENCES TO "VITALSTREAM" WILL CONTINUE TO REFER TO VITALSTREAM AND SITESTREAM.

     We offer our customers a range of services including live webcasting, audio and video streaming, media hosting, network design, payment processing, encoding (via third-party resellers) and consulting services. Our mix of products and services allows our customers to concentrate on the creation and marketing of their content, while outsourcing the encoding, data storage and broadcasting functions to us. Our business model relies upon leveraging our expertise and resources in audio and video streaming technology to persuade customers to utilize our Internet broadcasting services, thereby allowing us to build a base of recurring revenues from monthly or other periodic broadcasting fees.

     Among the resources we make available to our customers is a proprietary software technology platform called the MediaConsole. Using the MediaConsole, customers can remotely

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and directly control many basic and advanced streaming functions for their content. From a personal computer, customers can direct the manner in which their content is distributed, protected and packaged, the basis (such as pay-per-view or paid subscription), if any, upon which recipients of the content will be charged for receiving the content, the timing or scheduling of when the content will be available for broadcast over the Internet, the insertion of advertising into the content, and the generation of web pages to attract and interact with prospective end users of the content from templates provided by us. In addition, customers hosting their websites with us can use the MediaConsole to perform website management tasks such as traffic reporting, e-mail account set-up, e-mail forwarding, installing password protection and web-based e-mail access. The "point-and-click" functionality of the MediaConsole simplifies the management of a customer's electronic media. The MediaConsole is based upon an open platform architecture, meaning that it has the ability for additional features to be added, accommodating many future technologies such as interactive television, gaming devices (e.g., the Microsoft Xbox) and wireless devices (e.g., cell phones).

     The MediaConsole has been designed to interact directly with our accounting and customer support systems. An established customer using the MediaConsole can choose from a variety of service packages offered by us and modify those choices as needed for their business. Not only will the requested services generally be delivered without intervention of customer service representatives, the billing for such services will automatically be delivered to our accounting personnel. As a result, we are able to achieve significant personnel cost advantages in terms of customer account set-up and management.

     We currently do not license the MediaConsole on a stand-alone basis but instead make the MediaConsole available only to users of our broadcasting services. We have constructed a state-of-the-art network architecture and data center, sometimes referred to herein as the "NetCluster(TM) Network," to broadcast and host the content of our customers. For a monthly fee or on another fee basis, we allow our customers to upload and maintain their content and, if they desire, their complete websites on our network of high-speed servers. Alternatively, customers can purchase their own server and collocate the server within our network, again for a fee. The NetCluster Network is climate controlled and features a reliable gigabit Ethernet backbone, automated network management and monitoring, a secure environment, multiple fiber-optic OC-3 or OC-12 connections to the Internet and twenty-four hour technical support that specializes in Internet-based media technologies.

INDUSTRY BACKGROUND

     The Internet consists of a global network of thousands of interconnected computers and computer networks. By using the Internet, businesses, individuals, educational institutions and government agencies communicate electronically to access and share information and conduct business. The development of the World Wide Web and Internet-based technologies has allowed fundamental and structural changes in the way information is published, broadcast and retrieved, thereby lowering the cost of publishing information and expanding our potential reach. We believe that recent advances in audio and video streaming technology, coupled with an anticipated continued increase in broadband connectivity, will enable the Internet to eventually

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compete with television and radio as a medium for the widespread distribution of audio and video content.

     Streaming technology allows content developers to continuously transmit and play back audio and video content to listeners and viewers over the Internet without requiring the content to be downloaded prior to viewing on the recipient's personal computer. The future growth of demand for media streaming is uncertain, but according to Arbitron Inc./Edison Media Research, among those online, 39% have tried audio steaming and 28% have tried video streaming. Revenues for streaming media servers and storage are predicted to grow from $3.2 billion worldwide this year to more than $5 billion in 2004, according to study results released by Multi Media Research Group. A report by the research group Analysys predicts that video streaming traffic and revenues will respectively grow by 90% and 50% annually to 2006, driven by increased demand for corporate communications, training and marketing, and investor relations. We believe that the transformation of telecom today lies in the expansion of broadband Internet communications and services. The number of homes with broadband Internet connections by cable or digital subscriber lines is expected to grow from 17 million this year to 23.3 million next year and 28.3 million in 2004, according to research firm Gartner Dataquest.

     Consumer applications for streaming media include broadcasting audio and video entertainment programming, interactive television, advanced online video games and pay-per-view distribution of musical, theatrical, sporting and other entertainment events. Business applications center on corporate communications with customers, employees and business partners over the Internet or through use of intranets, including employee training, sales calls, product launches, financial conferencing, press and other video conferencing and management presentations.

     As streaming technology continues to improve, and business and consumer access to broadband connections increases, we believe the demand for Internet content distribution solutions will increase dramatically. The conversion of audio and video content into a streaming media format that can be distributed electronically is a technologically complex process. Selecting the equipment, the software and the distribution model appropriate for certain streaming applications requires expertise that many content providers do not maintain. In addition, constructing and maintaining the server network infrastructure and the broadband connectivity to the Internet on a stand-alone basis is costly and may distract from the customer's content development efforts. Our goal is to provide an end-to-end solution to address all of these needs.

BUSINESS STRATEGY

     We have targeted several industry segments that we believe will be responsive to a comprehensive outsource solution to their Internet broadcasting needs. These include:

     CORPORATE BUSINESS: Businesses are increasingly turning to electronic communications to operate faster and more efficiently. Companies can reduce travel costs by putting meetings and other internal communications online. Other electronic opportunities for corporate efficiency

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include online advertising, trade shows, press conferences, employee training and product demonstrations.

     MEDIA AND ENTERTAINMENT: This segment consists of movie studios, filmmakers, news broadcasters, talk broadcasters, and sports broadcasters. Targeted businesses in this market require services for encoding, film promotion, pay-per-view, short film streaming, full-length film streaming, subscription services, live broadcasts, and more. Generating revenues from media distribution, increasing audience size, gathering market data and digital rights management (including security) are the key issues to the media and entertainment industry.

     MUSIC AND RADIO: Radio stations and musicians benefit from increasing the reach of their content. By streaming programming over the Internet, they can increase the size of their potential listening audience into areas not reachable by their conventional broadcast signal, effectively allowing their content to be available around the world.

     EDUCATION: Community colleges, universities and other educational organizations can expand upon current course offerings with live or recorded audio and video webcasting. Many of these institutions are already equipped with broadband access and have an Internet savvy student population. Internet broadcasting allows educational institutions to give students and teachers access to classes whenever and wherever they want.

     INTERACTIVE GAMING: Interactive gaming has become increasingly popular, with many new computer games offering online functionality in which players can interact with other players, play against other players over the Internet or stream or download new scenes or worlds for their games. Internet broadcasting raises the appeal of new games for many gamers, and can be a competitive advantage for interactive game companies.

     Our business strategy is to provide our customers in each of these market segments with access to a full range of products and services to permit the broadcasting of their audio and video content and other forms of media over the Internet without requiring in-house technical sophistication. We have developed, through our proprietary MediaConsole technology and our significant investment in customer and sales support training, expertise in enabling content providers to conduct digital broadcasting activities in a manner specifically focused to their particular needs. We earn revenues from these activities through recurring service and equipment rental fees, through one-time consulting fees and through acting as a value added reseller of third party software and equipment. More importantly, the availability of our technology and our value-added services serves as a means to attract customers to our broadcasting services, thereby allowing it to build a base of recurring revenues that will grow as the needs of our customers grow.

     To attract customers, we have formulated a market strategy that employs multiple channels to get our message out to likely users of our products and services. These channels include advertising through print and electronic media, recruitment of resellers, bundling and referral arrangements with industry partners that offer complementary products and services,

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participation in trade shows and participation in seminars and other educational forums directed to content providers.

PRODUCTS AND SERVICES

     We offer a comprehensive menu of products and services designed to meet the needs of our customers in our various target market segments to broadcast their content over the Internet. These products and services include the following:

- ENCODING. Encoding is the process of converting captured content into the digital format necessary to stream such content over the Internet. We can arrange for the conversion of media content from virtually any commercially available input format into all of the major streaming media formats across a broad range of transmission speeds. We offer encoding services via our partnership arrangements with several encoding and production houses.

- STREAMING. We have, to a significant extent, automated the process of setting up media for Internet broadcasting, managing the actual streaming process and, for customers seeking revenues from the distribution of their content, generating and tracking such revenues. Utilizing the MediaConsole technology platform, customers can use our templates to set up Internet websites from which their content can be ordered and then streamed over the Internet in the most common streaming formats, such as Microsoft's Windows Media, Apple Computer's QuickTime and RealNetworks RealVideo and RealAudio. Using the MediaConsole, a customer can select from a number of options to generate revenues from the distribution of their content, including pay-per-view (charging a fee for one or more viewings of the content). Additionally, using MediaConsole's authentication technology which protects content, customers can generate revenue via syndication (packaging content for distribution via various websites in exchange for royalties), subscription (charging a fee for allowing access to the content for a period of time) and affiliate sales (selling content through one's own website, with referral fees paid to the owners of referring sites, or "affiliates"). Content providers can also generate revenues from inserting advertising into either the content itself or onto their website. Each view of the ad can be tracked, allowing content providers to charge advertisers by the view. Customers who rely on numbers for their daily business can run up to the minute audience reports in formats ranging from summary to very detailed. We also offer prepackaged streaming applications for particular types of customers.

- HOSTING. Completely integrated with our streaming offerings, we will permit content providers to upload and maintain their complete websites on our network of high-speed servers. Our hosting services include server and network monitoring, reporting and ongoing maintenance and backup. Also included in the monthly or other periodic fee is access to the MediaConsole with our many functions as elsewhere described herein, including e-mail account management and traffic reporting. These services can be provided via the Solaris and Linux UNIX platforms and the Windows 2000 & NT 4.0 platforms. This allows the content provider to maintain ownership of our various software applications and content while we provide the appropriate hardware, operating systems and technical expertise in

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   managing  the  overall  site.  With  numerous  customers  sharing  the server network, we are able to take advantage of economies of scale to offer a high quality of service for a minimal monthly or other periodic fee.

- MANAGED SERVICES. For our larger streaming and hosting clients, we offer managed hosting solutions in which the customer can rent space on Company-owned, IBM dedicated server(s) or collocate their own server within our network. There are many advantages to the customer with appropriate needs to collocate or rent a managed web server. Such customers can control their own access password, set the operating parameters of the server and perform upgrades to the hardware and software configuration as needed. A customer wishing to collocate can purchase a compatible server either from us or from any number of other sources for prices ranging from $2,000 to $5,000 for basic models. Through our relationship with IBM, we can offer server rental to qualified customers who wish to rent their equipment.

THE NETWORK

     The VitalStream NetCluster Network consists of a series of servers, configured in racks and interconnected through a gigabit Ethernet backbone. We have connected our network to the Internet with redundant Cisco Series 12000 GSR Routers, among the fastest available. These can be serviced and reconfigured without shutting down the system, minimizing the potential of disruption to the server network. Internally, our backbone is based on Gigabit technology and divided into multiple Virtual Local Area Networks (VLANs), enhancing performance, security, and flexibility.

     In the event of server failure, all traffic is automatically redirected to the remaining clustered servers. If a cluster begins to overload, the NetCluster system will detect the condition and alert system administrators. A spare server is automatically added to the NetCluster system. Conversely, if usage decreases a server can be removed from the cluster and added to another cluster that requires added capacity.

     We maintain multiple high-speed OC-3 or OC-12 fiber optic connections to the Internet through various agreements with service providers such as Verio and Cable & Wireless plc. Our diverse and carrier-neutral access to the Internet provides customers with redundancy in the event of service failure at either connection, and it reduces our reliance on particular suppliers. Each OC-3 connection is capable of transmitting up to 155 Megabits of information per second. Each OC-12 line has the capacity to carry up to 622 Megabits of information per second.

     The server network is located in a climate-controlled data center with static-free flooring within our Irvine, California facility. The network is managed by our staff, and monitored through an automated system twenty-four hours a day, seven days a week in the Network Operations Center located on site. Standard data center features include an industrial and dedicated air conditioning system, segregated internal-use and customer-use networks (each protected with its own set of firewalls), an FM200 waterless fire suppression system, fingerprint-

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based security access control systems that protect the entire facility, security cameras that log all access attempts, and proactive anti-hacker "network sniffing" security devices.

     We have taken special precautions in the case of power failure. In the event of a power failure, an enterprise-level uninterruptible power supply with approximately thirty minutes of run-time keeps the power running continuously. Additionally, we have a diesel generator available that can supply an additional approximately forty hours of runtime. We routinely test this equipment and run drills to ensure a rapid response to a power failure.

     Equipment designated for customer use is proactively monitored and maintained twenty-four hours a day, every day of the year. Regular backups, including periodic off-site storage, are standard for web hosting and managed server clients, as are the routine, timely installation of security and operating system patches and service packs.

     We generally believe that our network infrastructure provides the speed and reliability to adequately address the needs of our targeted customer base and the stringent requirements of streaming media technologies.

SALES AND MARKETING

     We use multiple channels to reach prospective customers in our target market of content providers. Management believes that the key to building our customer base is to increase our name recognition and to become a "branded leader" in terms of providing digital broadcasting solutions. Targeted e-mail and telemarketing efforts using widely available customer lists of competitors are one of the most cost-effective and scalable lead generation vehicles available to us. We also seek to gain publicity through press and wire releases, press tours, editorial reviews, trade shows and interviews.

     A principal channel that we utilize to generate new business is our relationships with resellers, or companies that resell our services to their own base of customers at a mark-up. Resellers include web designers, computer resellers, encoding and production houses and similar businesses. We offer discounted set-up and monthly pricing packages based on the volume of business the reseller maintains, including "switchover" promotions to provide incentives to resellers doing business with other companies. We have a lead referral program in which we offer referrals to our resellers, which builds goodwill with the resellers and the customers, and in turn generates new accounts for us. Resellers can also private label brand their names on our MediaConsole extended to their customers, and can receive e-mail referrals of visitors to the reseller oriented pages on our website.

     In addition, we register ads and "key word" listings with various search engines and other industry specific Internet sites, and we regularly update our listings with search engines and other online directories. We also maintain extensive information on our services and products on our website, which acts as a working example of the potential of streaming media technology. Customers are able to visit the website, read electronic literature, request additional information, select products and services and place online, secure orders.

     Another marketing strategy we employ is to "bundle" our message with products and services of our industry partners and others. In a bundling arrangement, a vendor includes an ad regarding our services in its packaging or other materials, often times in exchange for a reciprocal arrangement with us for services. We maintain a number of referral (or affiliate) relationships with other vendors as part of our effort to maximize our product mix and/or to receive reciprocating referrals from such vendors, and we are proactively seeking additional referral partners. For example, in April 2001, we entered into a bundling arrangement with Microsoft wherein we agreed to support and promote Microsoft's FrontPage Version 2002 software and SharePoint Team Services in exchange for which Microsoft agreed to promote our services through a printed insert in the boxes of such products and on Microsoft's FrontPage website.

     Another customer acquisition and brand building strategy is to advertise in industry specific print publications. We intend to direct a portion of our advertising budget towards print media, and we will carefully measure the responses received by each publication and adjust the distribution of our print ad dollars accordingly.

COMPETITION

     The streaming media industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. We compete with other companies that provide streaming media services, audio conferencing, and video conferencing, including Internet business services broadcasters and hosting service providers. Many of our current competitors have historically focused on providing Internet infrastructure (e.g., multiple data centers and extensive access to broadband connectivity). Without targeted, value-added technologies (such as our MediaConsole) this market has become fragmented and commoditized. In addition, many "pure-play" web hosting providers lack the broadcast specific expertise required to support our target market. Streaming media service providers such as Akamai, Exodus, a Cable and Wireless service (formerly Digital Island), and Speedera have made large capital investments into marketing their brand name and into network architecture including "edge-caching" services. Edge-caching service providers seek to distribute broadcast servers at diverse geographical locations so that transmitted content can originate from a point closer to the end-user. This is intended to minimize the risk that the content will encounter potential congestion (and therefore transmission slowdown) on the Internet's national and international backbone cables. Management believes that many of our competitors in both the web hosting and streaming media markets have a significant cost structure disadvantage that is reflected in the prices that they charge their customers as well as their own operating margins.

     We also compete with website operators and content publishers that employ in-house personnel to develop and manage streaming media technology. Since our business is dependent on the overall success of the Internet as a communications medium, we also compete with traditional media such as radio and television.

     Principal competitive factors include service, reliability of service, processing time, ease of access and use, customer support, transmission quality, operating experience and price. Many of our current and potential competitors have longer operating histories, larger customer or user bases, and significantly greater financial, marketing and other resources. These competitors can devote substantially more resources than we can to business development and may adopt aggressive pricing policies. In addition, larger well-established and well-financed entities may acquire, invest in or form joint ventures with competitors as the use of the Internet and other online services increases.

INTELLECTUAL PROPERTY

     We have registered the VitalStream, MediaConsole and NetCluster marks with the United States Patent and Trademark Office. Additionally, we have registered the VitalStream mark in the European Union with a filing date concurrent with the United States filing. We have not attempted to obtain registered copyrights or patents on any of our software programs, methods or other ideas, but believe that some of our computer code underlying certain of our programs may have common law copyright protection.

     We have entered into confidentiality, work for hire and non-disclosure agreements with all of our employees, and certain of our vendors and customers in order to limit access to and dissemination of our proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by us to protect our trade secrets will prove sufficient to prevent misappropriation of such data.

     During the 2001 fiscal year, we spent $274,232 on company-sponsored research and development, and during the period from inception (March 9, 2000) through December 31, 2000, we spent $164,858 on company-sponsored research and development. None of our research efforts to date have been sponsored by customers.

EMPLOYEES

     As of May 1, 2002, we had a total of 38 employees, 23 in sales and marketing, 3 in research and development and 12 in general and administrative. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with employees to be good.

FACILITIES

     We signed a 3-year lease for a 6,681 rentable square-foot property in Irvine, California commencing December 2000. Annual base rental lease payments are approximately $157,000. We do not own any real property.

LEGAL PROCEEDINGS

     We are not currently a party to any material legal proceedings, nor do we know of any material claims against us.

FORWARD-LOOKING STATEMENTS
     THIS AMENDMENT CONTAINS VARIOUS FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF THE FORWARD-LOOKING WORDS "ANTICIPATE," "ESTIMATE," "PROJECT," "LIKELY," "BELIEVE," "INTEND," "EXPECT," OR SIMILAR WORDS. THESE STATEMENTS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS REGARDING FUTURE DEVELOPMENTS, OPERATIONS, OR FINANCIAL CONDITIONS, OR STATE OTHER FORWARD-LOOKING INFORMATION. WHEN CONSIDERING SUCH FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS NOTED IN THE FOLLOWING SECTION AND OTHER CAUTIONARY STATEMENTS THROUGHOUT THIS AMENDMENT AND OUR OTHER FILINGS WITH THE SEC. YOU SHOULD ALSO KEEP IN MIND THAT ALL FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT'S EXISTING BELIEFS ABOUT PRESENT AND FUTURE EVENTS OUTSIDE OF MANAGEMENT'S CONTROL AND ON ASSUMPTIONS THAT MAY PROVE TO BE INCORRECT. IF ONE OR MORE RISKS IDENTIFIED IN THIS AMENDMENT OR ANY OTHER
APPLICABLE FILINGS MATERIALIZES, OR ANY OTHER UNDERLYING ASSUMPTIONS PROVE INCORRECT, OUR ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED, ESTIMATED, PROJECTED, OR INTENDED.

     AMONG THE KEY FACTORS THAT MAY HAVE A DIRECT BEARING ON OUR OPERATING RESULTS ARE RISKS AND UNCERTAINTIES DESCRIBED UNDER "FACTORS THAT MAY AFFECT FUTURE RESULTS," INCLUDING THOSE ATTRIBUTABLE TO THE ABSENCE OF PROFITS, UNCERTAINTIES REGARDING THE FUTURE DEMAND FOR OUR PRODUCTS AND SERVICES, THE COMPETITIVE ADVANTAGES OF COMPANIES THAT COMPETE, OR MAY COMPETE, IN OUR MARKET, AND UNCERTAINTIES REGARDING OUR ABILITY TO OBTAIN CAPITAL SUFFICIENT TO CONTINUE OUR OPERATIONS AND PURSUE OUR PROPOSED BUSINESS STRATEGY.

FACTORS THAT MAY AFFECT FUTURE RESULTS
     WE HAVE OPERATED AT A NET LOSS THROUGHOUT OUR LIMITED OPERATING HISTORY AND MAY CONTINUE TO OPERATE AT A NET LOSS.

     The business VitalStream was founded in March 2000 and, accordingly, our current business has a limited operating history upon which an evaluation of our prospects and us can be based. VitalStream has experienced net losses in each quarter since inception, with net losses of $4.33 million from inception until March 31, 2002. We expect to continue to operate at a net loss and to experience negative cash flow from operations until sometime during the fourth quarter of 2002 as we seek to develop our business and customer base. In order to achieve positive operating cash flow and profitability, we must develop a more significant revenue base, either by successfully marketing our products and services or through the acquisition of other media-related companies. We can provide no assurance that we will be able to develop an adequate revenue generating customer base or achieve profitability or positive cash flow.

     OUR TARGET MARKET IS NEW AND MAY NOT GROW AT A PACE THAT PERMITS US TO CONTINUE TO GROW.

     The market for Internet broadcasting services is new and rapidly evolving. While we believe that content providers such as existing web-based companies and traditional media and entertainment companies will increasingly seek to broadcast video and audio content over the Internet, we cannot be certain that a viable market for our services will emerge or be sustainable.

Issues such as protecting copyrights, royalty payments to artists and publishers, and other intellectual property rights in content distributed electronically may negatively impact the willingness of content providers to broadcast content over the Internet. Failure of consumers to continue to acquire broadband connectivity to the Internet at anticipated rates could greatly limit the market for electronic broadcasts. If this market does not develop, or develops more slowly than expected, our business, results of operations and financial condition will be seriously harmed.

     WE MAY BE UNABLE TO CREATE OR MANAGE SIGNIFICANT GROWTH.

     In order to successfully implement our business strategy, we must establish and achieve substantial growth in our customer base through sales, through business acquisitions or a combination thereof. This growth may place significant demands on our management and systems of financial and internal controls, and will almost certainly require an increase in the capacity, efficiency and accuracy of our billing and customer support systems. Moreover, this growth will require an increase in the number of our personnel, particularly sales and marketing, customer service and technical personnel. The market for such personnel remains highly competitive and there can be no assurance that we will be able to attract and retain the qualified personnel required by our business strategy. Further, if successful in attracting new customers, we will outgrow our present facilities, placing additional strains on our management in trying to locate and to manage multiple locations.

     WE MAY BE UNABLE TO OBTAIN CAPITAL NECESSARY TO CONTINUE OPERATIONS AND FUEL GROWTH.

     Our business plan contemplates continued expansion of our operations in the foreseeable future. If we are to grow as contemplated, of which there can be no assurance, we will need to seek additional funding from the capital markets. We expect to fund our future capital requirements, if any, through existing resources, sales of our services and debt or equity financings.

     We may not be successful in raising sufficient debt or equity capital on terms that we would consider acceptable. Failure to generate sufficient funds may require us to delay or abandon some of our future expansion or planned expenditures or to discontinue some of our operations, which would have a material adverse effect on our growth and our ability to compete in the electronic broadcasting industry.

     WE MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST EXISTING OR FUTURE COMPETITORS.

     Our current and future competitors in Internet broadcasting may include other digital content delivery providers, Internet broadcast network specialty providers and alternative access providers such as various cable television companies, direct broadcast satellite, DSL, wireless communications providers and other established media companies. Many of these competitors have greater market presence, brand recognition, engineering and marketing capabilities, and financial, technological and personnel resources than we do. As a result, they may be able to deploy new media-related products and services more quickly; develop and expand their communications and network infrastructures more quickly; adapt more swiftly to new or emerging technologies and changes in customer requirements; take advantage of acquisition and other opportunities more readily; and devote greater resources to the marketing and sale of their products than we can. In addition, various organizations, including certain of those identified above, have entered into or are forming joint ventures or consortiums to provide services similar to our services.

     OUR SERVICES ARE SUBJECT TO SYSTEM FAILURE AND SECURITY RISKS.

     Our operations are dependent upon our ability to protect our network infrastructure against damage from natural disasters, such as fire, earthquakes and floods, as well as power loss, telecommunications failures and similar events. All of our network and computer equipment, including components critical to our operations, are currently concentrated in one location in California, which in the recent past has experienced threatened power shortages. Despite precautions we have taken, the occurrence of a natural disaster or other unanticipated system or power failures could cause interruptions in the services we provide. Although we provide backup power solutions, power failures or the lack of expansion power within our location could cause interruptions in our service. Additionally, failure of our telecommunications providers to provide the data communications capacity we require as a result of natural disasters, operational disruptions or for any other reason could cause interruptions in the services we provide. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, financial condition and results of operations.

     Our networks are also subject to factors that could cause interruptions in service or reduced capacity for our customers. Despite the implementation of security measures, the core of our network infrastructure is vulnerable to unauthorized access, computer viruses, equipment failure and other disruptive problems. Our users and Internet service providers and we ourselves may in the future experience interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Unauthorized access could also potentially jeopardize the security of confidential information stored in our computer systems and our customers' computer systems, which may result in liability to our customers and also may deter potential customers. It is also possible that we could face liability for transmitting viruses to third parties that damage or impair their access to computer networks, programs, data or information. Although we generally intend to continue to implement industry-standard security measures, such measures have been circumvented in the past, and there can be no assurance that measures we have implemented will not be circumvented in the future.

     There is also the possibility of a systemic failure of Internet communications, leading to claims associated with the general unavailability of the Internet. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers that could have a material adverse effect on our business, financial condition and results of operations.

     WE ARE DEPENDENT UPON KEY PERSONNEL WHO MAY LEAVE AT ANY TIME.

     We are highly dependent upon the efforts of our senior management team, the loss of any of whom could impede our growth and ability to execute our business strategy. Although our principal managers have significant equity interests in the Company, none are party to long-term employment agreements with the Company. In addition, we believe that our future success will depend in large part on our ability to attract and retain qualified technical and marketing personnel for whom there is intense competition in the areas of our activities. The loss of the services of key personnel or the failure to attract or retain additional personnel as required could have a material adverse effect on our business, financial condition and results of operations.

     WE MAY BE UNABLE TO KEEP UP WITH EVOLVING INDUSTRY STANDARDS AND CHANGING USER NEEDS.

     The market for Internet media-related services is characterized by rapidly changing technology, evolving industry standards, changing user needs and frequent new service and product introductions. Our success will depend in part on our ability to identify, obtain authorized access to and use third party-provided technologies effectively, to continue to develop our technical capabilities, to enhance our existing services and to develop new services to meet changing user needs in a timely and cost-effective manner. In addition, new industry standards have the potential to replace or provide lower-cost alternatives to our services. The adoption of such new industry standards could render our existing services obsolete and unmarketable or require reduction in the fees charged. Any failure on our part to identify, adopt and use new technologies effectively, to develop our technical capabilities or to develop new services or enhance existing services in a timely and cost-effective manner could have a material adverse effect on our business, financial condition and results of operations.

     WE MAY BE UNABLE TO GROW IF METHODS OF HIGH-SPEED INTERNET ACCESS ARE NOT WIDELY DEPLOYED.

     Our business is greatly enhanced by (and generally assumes adoption of) fundamental changes in the method of Internet access delivery to consumers. Currently, consumers access the Internet primarily via computers connected to public telephone networks through dial-up access or leased lines. A number of alternative methods for users to obtain high-speed access to the Internet, including cable modems, DSL, satellites and other wireless telecommunications technologies, collectively "Broadband Internet Access," currently provided by third party suppliers are in use or are under development. We believe that these technologies need to be deployed to consumers on a large scale before the delivery of media entertainment over the Internet will be truly viable. The failure of Broadband Internet Access to gain rapid acceptance could have a material adverse effect on our ability to execute our business plan. Recent financial difficulties experienced by several high profile providers of broadband connectivity may negatively impact the growth rate and availability of Broadband Internet Access.

     WE ARE DEPENDENT UPON THIRD-PARTY SUPPLIERS AND MAY BE UNABLE TO FIND ALTERNATIVE SUPPLIERS.

     We rely on other companies to supply key components of our network infrastructure, including telecommunications services and networking equipment, which are available only from limited sources. Additionally, we rely on third-party development of technology to provide media-related functionality, such as streaming media formats and payment processing. There can be no assurance that we can continue to obtain licenses for such technologies at a commercially reasonable cost.

     We are also dependent upon Regional Bell Operating Companies ("RBOCs"), and certain other Local Exchange Carriers ("LECs"), Competitive Local Exchange Carriers, and other access providers to provide telecommunications services to our customers and to us. We expect certain of these telecommunications companies to compete with us. Additionally, many of the access providers have experienced financial problems, and some have even gone into bankruptcy. We have, from time to time, experienced delays and interruptions in receiving telecommunications services, and there can be no assurance that we will be able to obtain such services on the scale and within the time frames we require at a commercially reasonable cost, if at all. Some of our suppliers, including the RBOCs and certain other LECs, are currently subject to tariff controls and other price constraints, which in the future could be changed. Such regulatory changes could result in increased prices of services and products to us.

     INCREASES IN GOVERNMENT REGULATION MAY HAVE AN ADVERSE AFFECT ON OUR BUSINESS.

     The services provided by telecommunications carriers are governed by regulatory policies establishing charges and terms for wireline communications. We are not a telecommunications carrier but do provide Internet broadcasting services, in part, through data transmissions over private and public telephone lines provided by telecommunications carriers. Operators of value-added networks that utilize regulated transmission facilities only as part of a data services package currently are excluded from regulations that apply to "telecommunications carriers" and, as such, we are not currently subject to direct regulation by the Federal Communications Commission (the "FCC"). The FCC has to date treated companies providing services similar to those provided by us as "enhanced service providers," exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. If the FCC were to require Internet Service providers like us to pay access charges or to contribute to the universal service fund when the ISP provides its own transmission facilities and engages in data transport over those facilities in order to provide an information service, the resultant increase in cost could have a material adverse effect on our operations and our financial condition.

     Additionally, electronic commerce on the Internet has been generally exempted from taxation at the federal and state levels since 1995. This exemption is occasionally under examination by the United States Congress, where there can be no assurance that it will continue. If the United States Congress or states enact new taxes on electronic commerce, it could have a material adverse effect on our business, financial condition, competitive position and results of operations.

     TRADING IN OUR COMMON STOCK IS THIN, AND THERE IS A LIMIT TO THE LIQUIDITY OF OUR COMMON STOCK.

     Our common stock is quoted on the Nasdaq OTC Bulletin Board. The volume of trading in our common stock is limited and likely dominated by a few individuals. Because of the thinness of the market for our stock, the price of our common stock may be subject to manipulation by one or more shareholders. In addition, the limited volume of trading limits significantly the number of shares that one can purchase or sell in a short period of time. Consequently, an investor may find it more difficult to dispose of shares of our common stock or to obtain a fair price for our common stock in the market.

     OUR STOCK PRICE IS VOLATILE AND SUBJECT TO MANIPULATION.

     The market price of our common stock, like that of the securities of other early stage companies, may be highly volatile. Our stock price may change dramatically as the result of various factors, including the following:

-  Manipulation of our stock price by existing or future shareholders;
- Announcements by us or competitors concerning technological innovations, new products or procedures developed by us or our competitors,
- The adoption or amendment of governmental regulations and similar developments in the United States and abroad that may affect our products, financial markets in which our stock trades specifically or financial markets generally,
-  Disputes relating to patents or proprietary rights,
- Publicity regarding actual or potential results relating to product candidates under development by us or a competitor,
-  Delays in product development,
-  Slow acceptance of our products in new or existing markets, and
- Economic and other external factors, as well as period-to-period fluctuations in financial results.

     OUR ABILITY TO ISSUE PREFERRED STOCK MAY SIGNIFICANTLY DILUTE OWNERSHIP AND VOTING POWER AND NEGATIVELY AFFECT THE PRICE OF OUR COMMON STOCK.

     Under our Articles of Incorporation, as amended, we are authorized to issue up to 10,000,000 shares of preferred stock. Our Board of Directors has the authority to create various series of preferred stock with such voting and other rights superior to those of our common stock and to issue such stock without shareholder approval. This issuance of such preferred stock would dilute the ownership and voting power of the holders of our common stock and may have a negative effect on the price of our common stock.

     WE MAY ISSUE AN ADDITIONAL 13 MILLION SHARES OF COMMON STOCK TO THE FORMER SHAREHOLDERS OF VITALSTREAM, WHICH COULD CAUSE SIGNIFICANT DILUTION OF OUR COMMON STOCK.

     Under the terms of our merger agreement with VitalStream, we agreed to issue up to approximately 13 million additional shares of our common stock to the former shareholders of VitalStream if certain financial performance and other thresholds are met. See "Business of Sensar / VitalStream - Exchange of VitalStream Shares for Sensar Shares" for a description of the specific financial performance and other thresholds. The issuance of the additional approximately 13 million shares of our common stock could dilute the ownership and voting power of the holders of our common stock and may have a negative effect on the market price of our common stock.

     WE HAVE NOT DECLARED ANY DIVIDENDS WITH RESPECT TO OUR COMMON STOCK.

     Neither Sensar nor VitalStream has ever paid cash dividends on its common stock. We intend to retain earnings, if any, to finance the operation and expansion of our business and, therefore, we do not expect to pay cash dividends on our shares of common stock in the foreseeable future.

     OUR COMMON STOCK MAY BE A "LOW-PRICED STOCK" AND SUBJECT TO CERTAIN REGULATORY ACTION THAT LIMITS OR RESTRICTS THE MARKET FOR SUCH STOCK.

     Shares of our common stock may be deemed to be "penny stock," resulting in increased risks to our investors and certain requirements being imposed on some brokers who execute transactions in our common stock. In general, a penny stock is an equity security that

-  Is priced under five dollars;
- Is not traded on a national stock exchange, the Nasdaq National Market or the Nasdaq SmallCap Market;
- Is issued by a company that has less than $5 million dollars in net tangible assets (if it has been in continuous operation for less than three years) or has less than $2 million dollars in net tangible assets (if it has been in continuous operation for at least three years); and
- Is issued by a company that has average revenues of less than $6 million for the past three years.

     Our common stock has a trading price below five dollars; our common stock is not trading on an exchange or NASDAQ; we have average revenues of less than $6 million; we arguably have not been in continuous operation for more than three years; and we have less than $5 million dollars in net tangible assets. Accordingly, we believe that our common stock is likely a "penny stock." At any time the common stock qualifies as a penny stock, the following requirements, among others, will generally apply:

- Certain broker-dealers who recommend penny stock to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

- Prior to executing any transaction involving a penny stock, certain broker-dealers must deliver to certain purchasers a disclosure schedule explaining the risks involved in owning penny stock, the broker-dealer's duties to the customer, a toll-free telephone number for inquiries about the broker-dealer's disciplinary history, and the customer's rights and remedies in case of fraud or abuse in the sale.

- In connection with the execution of any transaction involving a penny stock, certain broker dealers must deliver to certain purchasers the following:
   -      bid and offer price quotes and volume information;
   -      the broker-dealer's compensation for the trade;
   -      the compensation received by certain salespersons for the trade;
   -      monthly account statements; and
   - a written statement of the customer's financial situation and investment goals.

     These requirements significantly add to the burden of the broker-dealer and limit the market for penny stocks. These regulatory burdens may severely affect the liquidity and market price for our common stock.

     WE MAY BE SUBJECT TO CERTAIN PROVISIONS OF THE CALIFORNIA CORPORATE CODE AT VARIOUS TIMES.

     Because we are a Nevada corporation, the rights of our stockholders are generally governed by the Nevada Private Corporations Law. However, under
Section 2115(a) of the California Corporations Code, we are subject to various sections of the California Corporations Code during any year if, on January 1 of such year, more than one-half of our outstanding voting securities is held by California residents and our principal business operations are located in California. We expect that, as of January 1, 2003, more one-half of our outstanding voting securities will be held by California residents and our principal business operations will be located in California. During any year that is the case, the rights of Sensar shareholders will be altered by the effect of Section 2115(a) of the California Corporations Code. Although such provisions are designed to enhance the rights of shareholders, they may benefit some shareholders at the expense of others, limit management's ability to operate the Company and in instances where Nevada and applicable California corporate law conflict, cause confusion about what laws govern the actions of Sensar.

DESCRIPTION OF SENSAR CAPITAL STOCK

     Our authorized capital stock consists of 290,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value.

     The rights of Sensar's stockholders are governed by Sensar's charter documents and the Nevada Private Corporations Law, NRS Section 78 et seq. (the "Nevada Corporate Code"). However, management expects that on January 1, 2003 more than one-half of Sensar's outstanding voting securities will be held by California residents, and Sensar's principal business operations will be located in California. If a majority of certain business measures and a majority of Sensar's shareholders are located in California on January 1, 2003, Sensar will be deemed to be a "quasi-California" corporation within the meaning of Section 2115(a) of the California Corporations Code as of January 1, 2003, and many provisions of the California Corporations Code will apply to Sensar and its stockholders beginning in 2003. Sensar will cease to be subject to the provisions of Section 2115 at such future time as its shares become listed on certain designated national securities exchanges, at such time as either fewer than one-half of its outstanding equity securities are held of record by persons who are not residents of the State of

California or the majority of its business operations are located outside of the State of California. Sensar is unable to predict when or if any of these events will occur in the future.

SENSAR COMMON STOCK

     As of May 1, 2002, 22,097,317 shares of Sensar common stock were outstanding, held of record by approximately 400 stockholders and beneficially owned by an estimated 10,000 stockholders.

     Holders of our common stock are entitled to receive any dividends properly declared by our board. Holders of our common stock are entitled to one vote per share on all matters on which the holders of our common stock are entitled to vote. Holders of our common stock do not have any cumulative voting rights. (However, at any time Sensar is deemed to be a "quasi-California" corporation pursuant to California Corporations Code Section 2115(a), Section 2115(b) of the California Corporations Code will give Sensar stockholders the right to cumulatively vote their shares for the election of directors if one stockholder has given notice at the meeting prior to voting of the stockholder's intent to cumulate the stockholder's vote.)

     Holders of our common stock have no preemptive, conversion, redemption or sinking fund rights. If we are liquidated, dissolved or wound up, holders of our common stock are entitled to share equally and ratably in the remaining assets of Sensar after

     -      the payment of all our liabilities; and

     - the liquidation preference of any outstanding class or series of our preferred stock.

The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to any series of our preferred stock that we may issue in the future, as described below.

PREFERRED STOCK

     Our board of directors has the authority to issue preferred stock in one or more series and to fix the number, designation, power, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of any series of preferred stock, including, without limitation, the following, without any further vote or action by our stockholders.

- the distinctive designation of, and the number of shares of preferred stock that shall constitute the series, which number may be increased (except as otherwise fixed by the board of directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the board of directors;

- the rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the extent of preferences or relation, if any, of such dividends to the dividends payable on any other class or classes of our stock, or on any series of preferred stock or of any other class or classes of our stock, and whether such dividends shall be cumulative or non-cumulative;

- the right, if any, of the holders of shares of the series to convert the same into, or exchange the same for, shares of any other class or classes of our stock, or of any series of preferred stock or of any other class or classes of our stock, and the terms and conditions of such conversion of exchange;

- whether shares of the series shall be subject to redemption, and the redemption price or prices including, without limitation, a redemption price or prices payable in shares of the common stock and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

- the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of Sensar;

- the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

- the voting power, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include the right to more or less than one vote per share of any or all matters voted upon by the stockholders and the right to vote, as a series by itself or together with other series of preferred stock as a class, upon such matters, under such circumstances and upon such conditions as the board of directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of preferred stock or together with all series of preferred stock as a class, to elect one or more directors of Sensar in the event there shall have been a default in the payment of dividends on any one or more series of preferred stock or under such other circumstances and upon such condition as the board may determine.

The issuance of preferred stock by our board could adversely affect the rights of holders of our common stock. The potential issuance of our preferred stock may

       - have the effect of delaying or preventing a change in control of Sensar;

       - discourage bids for our common stock at a premium over the market price of our common stock; and

       - adversely affect the market price of, and the voting and other rights of the holders of our common stock.

There are no shares of our preferred stock outstanding, and we have no plans to issue shares of our preferred stock in the immediate future.

CHANGE OF CONTROL PROVISIONS

     We are subject to the Nevada Corporate Code, which includes a section entitled "Combinations with Interested Stockholders" that governs business combinations between corporations and interested stockholders. This section generally provides that if a person or entity acquires 10% or more of the outstanding voting stock of a Nevada corporation, the Nevada corporation and the person or entity, or any affiliated entity of the person or entity, may not engage in specified business combination transactions for three years following the date the person became a 10% or greater stockholder. Business combination transactions for this purpose include

     -    a merger or plan of share exchange;

     - any sale, lease mortgage or other disposition of assets of the corporation having a market value equal to the market value of 5% of the assets of the corporation, 5% of the outstanding shares of the corporation or 10% of the earning power of the corporation;

     - specified transactions that result in the issuance or transfer of capital stock with a market value equal to 5% of the aggregate market value of all outstanding shares of capital stock of the corporation to the 10% or greater stockholder or an affiliate; and

     - certain other transactions which have the effect of increasing the proportion of the outstanding shares of any class or series of voting shares owned by the 10% or greater stockholder.

     These restrictions do not apply if the board of directors approves the business combination or the transaction that resulted in the stockholder becoming a 10% or greater stockholder before the stockholder acquires 10% or more of the corporation's voting stock. There are also certain exceptions to these restrictions that apply if specified criteria suggesting the fairness of a combination are satisfied.

     The "Combinations with Interested Stockholders" sections of the Nevada Corporate Code also contain limitations on transactions entered into with the 10% or greater stockholder after the expiration of the three-year period following the date the person became a 10% or greater stockholder.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET PRICE

     For information about the historical market price of Sensar common stock, see our Annual Report on Form 10-K for the year ended December 31, 2001 on file with the SEC.

     VitalStream commenced business on March 9, 2000, and at no time has its capital stock been traded or quoted on any securities exchange or quotation service. To VitalStream's knowledge, there has been no public market for any class or series of VitalStream capital stock, and all outstanding shares of VitalStream's capital stock are presently owned by Sensar Corporation. Information regarding prices at which VitalStream has sold its securities in private placements exempt from the registration requirements of the Securities Act is set forth in "Recent Sales of Unregistered Securities" below.

DIVIDENDS

     Neither VitalStream nor Sensar has ever declared or paid cash dividends on its common shares. Moreover, we currently intend to retain any future earnings for use in our business and, therefore, do not anticipate paying any dividends on our common shares in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                    Number of securities
                                                                                   remaining available for
                                                                                    future issuance under
                              Number of securities to      Weighted-average          equity compensation
                              be issued upon exercise      exercise price of          plans (excluding
                              of outstanding options,     outstanding options,     securities reflected in
       Plan category            warrants and rights       warrants and rights            column (a))
---------------------------  -------------------------  ------------------------  -------------------------
Equity compensation plans               (a)                        (b)                        (c)
  approved by security
  holders(1)
Equity compensation                    None                       None                       None
  plans not approved by
  security holders(1)
                                    2,690,000(2)                $ 0.31                    3,317,716
                                    2,740,668(3)                $ 0.42(4)                   None(5)
Total                        -------------------------  ------------------------  -------------------------
                                    5,430,668                                             3,317,716
                             =========================  ========================  =========================

(1) We currently have two equity compensation plans: the Sensar 2001 Stock Incentive Plan (the "Sensar Plan") and the VitalStream Stock Option/Stock Issuance Plan (the "VitalStream Plan") assumed from VitalStream in the Merger. The Sensar Plan has not yet been approved by our shareholders, but we intend to submit that plan to the shareholders for approval at the next annual shareholders meeting. The VitalStream Plan was approved by the shareholders of VitalStream prior to the Merger, but the VitalStream plan has not been approved by Sensar's shareholders. If the VitalStream plan is not terminated before the next annual shareholders meeting as presently planned, we intend to submit the VitalStream Plan to the shareholders for approval at that next annual shareholders meeting.

(2) Represents shares of common stock of Sensar subject to outstanding options granted under the Sensar Plan.

(3) Represents shares of common stock of Sensar subject to outstanding options initially granted under the VitalStream Plan. As a result of the Merger, options to purchase VitalStream stock were converted into options to purchase Sensar common stock. Upon exercise of each converted option, the holder is entitled to receive, per share of VitalStream common stock initially covered by the option, the number of shares of Sensar common stock that a holder of one share of VitalStream common stock on the closing date of the Merger is entitled to receive in the

Merger. The reported number assumes the initial conversion ratio of .72693. The conversion ratio is subject to adjustment of up to 1.3747 Sensar shares per VitalStream share if certain criteria are satisfied during an eighteen-month period.

(4) Represents the exercise weighted average exercise price for one share of VitalStream common stock under the VitalStream option prior to conversion. In exchange for the exercise price, the holder is entitled to receive, per share of VitalStream common stock initially covered by the option, the number of shares of Sensar common stock that a holder of one share of VitalStream common stock on the closing date of the Merger is entitled to receive in such Merger.

(5) As part of the Merger, Sensar assumed the VitalStream Plan to permit post-closing transition of the options granted under the VitalStream Plan to options granted under the Sensar Plan. Although there are 1,259,332 options available for grant under the VitalStream Plan, Sensar does not intend to grant any more options under the VitalStream Plan and intends to cancel the VitalStream Plan as soon as it has completed the paperwork necessary to document the substitution of options granted under the Sensar Plan for options granted under the VitalStream Plan.

RECENT SALES OF UNREGISTERED SECURITIES

     The following information relates to sales of securities in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, by VitalStream, Inc. since its inception in March 2000. For information regarding sales of securities in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, by Sensar during such time periods see the Annual Report on Form 10-K covering such time periods.

FISCAL YEAR ENDED DECEMBER 31, 2000

     VitalStream was formed in March 2000 as Receive TV, Inc. and, on or about March 30, 2000, offered and sold 8,000,000 shares of VitalStream common stock to its two founders at a purchase price of $.01 per share. Such offers and sales were effected in reliance upon the exemptions for sales of securities not involving a public offering, as set forth in Section 4(2) of the Securities Act, and as set forth in Rule 506 promulgated under the Securities Act, based upon the following: (a) the investors confirmed to VitalStream that they were "accredited investors," as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to VitalStream, (d) the investors acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

     In April 2000, VitalStream offered and sold 5,333,340 shares of its Series A Convertible Preferred Stock (with each share being convertible into one share of VitalStream common stock) to 27 investors at a purchase price of $0.375 per share. Such offers and sales were effected in reliance upon the exemptions for sales of securities not involving a public offering, as set forth in

Section 4(2) of the Securities Act, and as set forth in Rule 506 promulgated under the Securities Act, based upon the following: (a) the investors confirmed to VitalStream that they were "accredited investors," as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to VitalStream, (d) the investors acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

     In July 2000, VitalStream elected a new director and sold him 66,668 shares of its common stock at the purchase price of $0.01 per share. Such offer and sale was effected in reliance upon the exemptions for sales of securities not involving a public offering, as set forth in Section 4(2) of the Securities Act, and as set forth in Rule 506 promulgated under the Securities Act, based upon the following: (a) the investor confirmed to VitalStream that he was an "accredited investor," as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investor was provided with certain disclosure materials and all other information requested with respect to VitalStream, (d) the investor acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

     In August 2000, VitalStream offered and sold 225,461 shares of its Series B Preferred Stock (with each share initially being convertible into ten shares of VitalStream common stock) to a single institutional investor at the purchase price of $8.20 per share. Such offer and sale was effected in reliance upon the exemptions for sales of securities not involving a public offering, as set forth in Section 4(2) of the Securities Act, and as set forth in Rule 506 promulgated under the Securities Act, based upon the following: (a) the investor confirmed to VitalStream that he was an "accredited investor," as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investor was provided with certain disclosure materials and all other information requested with respect to VitalStream, (d) the investor acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities

Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

FISCAL YEAR ENDED DECEMBER 31, 2001

     In March 2001, VitalStream consummated a merger with SiteStream, Incorporated, a closely held corporation in which it issued an aggregate of 2,900,407 shares of common stock of VitalStream to 36 SiteStream shareholders in exchange for all of the outstanding common stock of SiteStream, Incorporated. Such offers and sales were effected in reliance upon the exemptions for sales of securities not involving a public offering, as set forth in Section 4(2) of the Securities Act, and as set forth in Rule 506 promulgated under the Securities Act, based upon the following: (a) the investors confirmed to VitalStream either that they were "accredited investors," as defined in Rule 501 of Regulation D promulgated under the Securities Act or that they had such background, education and experience in financial and business matters (alone or together with a purchaser representative) as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to VitalStream, (d) the investors acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

     In July 2001, VitalStream offered and sold 1,730,000 shares of its Series C Preferred Stock (with each share being convertible into one share of VitalStream common stock) to 15 investors at a purchase price of $0.50 per share. Such offers and sales were effected in reliance upon the exemptions for sales of securities not involving a public offering, as set forth in Section 4(2) of the Securities Act, and as set forth in Rule 506 promulgated under the Securities Act, based upon the following: (a) the investors confirmed to VitalStream that they were "accredited investors," as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to VitalStream, (d) the investors acknowledged that all securities being purchased were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth is certain information regarding our officers, directors and certain key employees and principal stockholders. Our board of directors is classified into three classes, and one class is elected at each annual meeting of shareholders to serve for three years or until their successors are elected. The term of Mr. Paul Summers will expire in 2004; the terms of Messrs. Philip N. Kaplan and Leonard Wanger will expire in 2003, and the term of Mr. Peter Grubstein will expire in 2002, each as of the date of the annual meeting in such year.

NAME AND BIOGRAPHICAL INFORMATION

     Our directors and executive officers, their respective ages as of May 1, 2002, positions and biographies, are as follows:

NAME                                           AGE   POSITION
Paul S. Summers (1).........................    36   Chairman of the Board of  Directors,
                                                     President and Chief Executive Officer
Philip N. Kaplan (1)........................    35   Director, Chief Operating Officer, and Secretary
Peter S.H. Grubstein........................    46   Director
Leonard Wanger..............................    37   Director
Kevin D. Herzog.............................    41   Chief Financial Officer and Treasurer
David R. Williams...........................    38   Vice President of Operations
Stephen Smith...............................    34   Chief Technical Officer

---------------
(1)  Member of the Options Committee of the Board of Directors.

     PAUL S. SUMMERS has served as Chairman, President and Chief Executive Officer of VitalStream since its inception in March 2000, and upon closing of the Merger, became the Chairman, President and Chief Executive Officer of Sensar. Prior to founding VitalStream, Mr. Summers was Co-Founder, President and Chief Executive Officer of AnaServe, Inc. AnaServe was a web hosting company, founded in 1995, that was acquired by Concentric Network Corporation in August 1998. Mr. Summers remained employed by Concentric until April 1999. Mr. Summers holds a Bachelor of Science degree in marketing with an emphasis in advertising from the University of Southern California (1989).

     PHILIP N. KAPLAN has served as Chief Operating Officer, Secretary and Director of VitalStream since its inception in March 2000, and upon closing of the Merger, became the Chief Operating Officer, Secretary and a Director of Sensar. Mr. Kaplan was also co-founder of AnaServe, Inc. where he held the position of Senior Vice President, Secretary and Treasurer from its formation in 1995 until its acquisition by Concentric Network Corporation in August 1998. Mr. Kaplan remained employed by Concentric until April 1999. Mr. Kaplan received a Bachelor of Arts degree in Economics with a minor in Russian language from the University of California, Davis (1989).

     PETER S.H. GRUBSTEIN has served as a Director of VitalStream since its inception in March 2000, and upon closing of the Merger, became a Director of Sensar. Since 2000, Mr. Grubstein has been the founder and Managing General Partner of the NextGen Enabling Technologies Fund, LP, a venture fund focused exclusively on materials science. From 1987 through 2000, Mr. Grubstein served as President of Grubstein Holdings Ltd., which specialized in private equity investments. Mr. Grubstein is currently a member of the Board of Directors of US Laboratories, Inc. Mr. Grubstein holds a Bachelor of Arts degree from Yale University (1977).

     LEONARD WANGER was named as a Director of VitalStream in May 2001, and upon closing of the Merger, became a Director of Sensar. Mr. Wanger is a principal engineer and former Director of Development for MDL Information Systems (a Reed Elsevier company), a company engaged in drug discovery informatics. Additionally, he has served as an outside advisor to the Acorn Funds and Wanger Asset Management, providing analysis on companies in software, computer graphics, and biotechnology. He served commencing in 1995 as Director of Engineering for Interactive Simulations, Inc., a venture-backed start-up providing molecular modeling software for the pharmaceutical industry that was purchased by MDL in 1999. Mr. Wanger has a Bachelor of Science degree in computer science from the University of Iowa, and a Masters of Architectural Science from Cornell University.

     KEVIN D. HERZOG was named Chief Financial Officer of VitalStream in February 2001 and Treasurer in April 2001, and upon closing of the Merger, became the Chief Financial Officer and Treasurer of Sensar. From 1999 through 2000, Mr. Herzog served as Chief Financial Officer of ITB, a Beneventure Capital portfolio company. From 1997 through 1998, Mr. Herzog served as Chief Financial Officer of AnaServe. He has Bachelor of Science in Accounting from Miami University (1982), a Masters in Business Administration in Finance with Honors from the University of Chicago (1993) and he is also a certified public accountant.

     DAVID R. WILLIAMS has served as Vice President of Operations of VitalStream since March 2001, and upon closing of the Merger, became the Vice President of Operations of Sensar. Mr. Williams co-founded in SiteStream Incorporated in 1999 and served as President and Chief Executive Officer of SiteStream until SiteStream's acquisition by VitalStream in March 2001. Prior to joining SiteStream, Mr. Williams formed C4 Holdings Inc., a private equity investment fund focusing on the acquisition of small, established businesses, in 1995. Mr. Williams earned a BS in Business Administration from the University of Southern California (1986) and received an MBA from the Wharton School of the University of Pennsylvania (1992).

     STEPHEN SMITH has served as Chief Technical Officer of VitalStream since in March 2001, and upon closing of the Merger, became the Chief Technical Officer of Sensar. Mr. Smith co-founded SiteStream Incorporated in 1999 and served as SiteStream's Senior Vice President of Technology. Mr. Smith served as Chief Technical Officer for AnaServe, Inc. from 1995 until August 1998, when Concentric Networks acquired AnaServe. Mr. Smith holds a certification from Santa Cruz Operation for SCO UNIX, and possesses specialized training for Microsoft, Silicon Graphics, Sun Microsystems, Cisco, FORE Systems ATM, Intel, Digital Equipment Corporation, and 3-COM products and services.

No family relationship exists between any of the directors and executive officers of VitalStream.

OTHER KEY EMPLOYEES

     JAMES R. BYRNE has served as Director of Sales of VitalStream since August 2000, and upon closing of the Merger, became the Director of Sales of Sensar. Prior to joining VitalStream, Mr. Byrne was Director of Sales at Epoch Internet. Before joining Epoch, Mr. Byrne served as Sales Manager at Concentric Network Corporation following Concentric's acquisition of AnaServe, Inc. in 1998. Prior to this, Mr. Byrne was Sales Manager at AnaServe, Inc. starting in April 1997. Mr. Byrne was previously a sales representative for Transpac Technology. Mr. Byrne holds a Bachelor of Arts in Biology from Chapman University (1996).

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     For information regarding compensation of persons serving who served as executive officers of Sensar on December 31, 2001 and prior to the Merger, see our Annual Report on Form 10-K for the year ended December 31, 2001 on filed with the SEC.

     The following table sets forth the aggregate compensation earned during 2000 and 2001 from VitalStream by each person who became an executive officer of Sensar as a result of the Merger if such person received aggregate compensation from VitalStream in excess of $100,000 during 2001 or is expected to receive aggregate compensation from Sensar or VitalStream in excess of $100,000 during 2002 (the "named executive officers").

                                                                                     Long Term Compensation
                                                                            ----------------------------------------
                                                Annual Compensation                   Awards                Payouts
                                         --------------------------------             ------                -------
                                                                  Other                     Securities
                                                                 Annual      Restricted     Underlying                  All Other
                                                                 Compen-       Stock         Options/         LTIP       Compen-
        Name and                           Salary     Bonus     Sation(3)     Award(s)         SARs         Payouts      sation
   Principal Position          Year      ($)(1)(2))    ($)         ($)          ($)             (#)            ($)         ($)
-------------------------    --------    ----------  --------   ---------   ------------  --------------    --------   -----------

                                                                                     Long Term Compensation
                                                                            ----------------------------------------
                                                Annual Compensation                   Awards                Payouts
                                         --------------------------------             ------                -------
                                                                  Other                     Securities
                                                                 Annual      Restricted     Underlying                  All Other
                                                                 Compen-       Stock         Options/         LTIP       Compen-
        Name and                           Salary     Bonus     Sation(3)     Award(s)         SARs         Payouts      sation
   Principal Position          Year      ($)(1)(2))    ($)         ($)          ($)             (#)            ($)         ($)
-------------------------    --------    ----------  --------   ---------   ------------  --------------    --------   -----------
Paul S. Summers              12/31/01    $   89,500  $      0   $   7,102   $          0               0    $      0   $         0
  CEO and Chairman of        12/31/00        61,889         0       3,011              0               0           0             0
  the Board

Philip N. Kaplan,            12/31/01        89,500         0       4,695              0               0           0             0
  Director, Chief            12/31/00        62,413         0       2,250              0               0           0             0
  Operating Officer and
  Secretary

Kevin D. Herzog,             12/31/01       115,635     1,340       4,462        150,000         363,465(4)        0             0
  Chief Financial Officer    12/31/00             0         0           0              0               0           0             0
  and Treasurer(4)

David R. Williams,           12/31/01        54,605         0       1,673              0         363,465(5)        0             0
  VP of Operations(5)        12/31/00             0         0           0              0               0           0             0

Stephen Smith, Chief         12/31/01        72,436         0       1,651              0         363,465(6)        0             0
  Technology Officer(6)      12/31/00             0         0           0              0               0           0             0

----------
     (1) Messrs. Summers, Kaplan, Herzog, Williams and Smith each deferred a portion of their 2001 salaries, respectively $13,000, $13,000, $2,000, $10,000 and $9,000. VitalStream paid such compensation to the executives on March 31, 2002.

     (2) As of May 1, 2002, annualized salaries for Messrs. Summers, Kaplan and Herzog, Williams and Smith are $120,000 each.

     (3) These amounts reflect the benefit to the named executive officer, on a cost basis, of amounts paid for health and dental insurance.

     (4) On November 1, 2001, Mr. Herzog was granted an option by VitalStream to purchase up to 500,000 shares of VitalStream common stock at an exercise price of $0.30 per share. As a result of the Merger, the VitalStream option was converted to a Sensar option. Upon exercise of the Sensar option, Mr. Herzog is entitled to receive, per share of VitalStream common stock initially covered by the option, the number of shares of Sensar common that a holder of one share of VitalStream common stock on the closing date of the Merger is entitled to receive in the Merger. The reported number assumes the initial conversion ratio of .72693. The conversion ratio is subject to adjustment of up to 1.3747 Sensar shares per VitalStream share if certain criteria are satisfied during an eighteen-month period. In exchange for the $0.30 exercise price, Mr. Herzog is entitled to receive, per share of VitalStream common stock, the number of shares of Sensar common stock that a holder of one share of VitalStream common stock on the closing date of the Merger is entitled to receive in the Merger.

     (5) On November 1, 2001, Mr. Williams was granted an option to purchase up to 500,000 shares of VitalStream common stock at an exercise price of $0.30 per share. As a result of the Merger, the VitalStream option was converted to a Sensar option. Upon exercise of the Sensar option, Mr. Williams is entitled to receive, per share of VitalStream common stock initially covered by the option, the number of shares of Sensar common that a holder of one share of VitalStream common stock on the closing date of the Merger is entitled to receive in the Merger. The reported number assumes the initial conversion ratio of .72693. The conversion ratio is subject to adjustment of up to 1.3747 Sensar shares per VitalStream share if certain criteria are satisfied during an eighteen-month period. In exchange for the $0.30 exercise price, Mr. Williams is entitled to receive, per share of VitalStream common stock, the number of shares of

          Sensar common stock that a holder of one share of VitalStream common stock on the closing date of the Merger is entitled to receive in such Merger.

     (6) On November 1, 2001, Mr. Smith was granted an option to purchase up to 500,000 shares of VitalStream common stock at an exercise price of $0.30 per share. As a result of the Merger, the VitalStream option was converted to a Sensar option. Upon exercise of the Sensar option, Mr. Smith is entitled to receive, per share of VitalStream common stock initially covered by the option, the number of shares of Sensar common that a holder of one share of VitalStream common stock on the closing date of the Merger is entitled to receive in the Merger. The reported number assumes the initial conversion ratio of .72693. The conversion ratio is subject to adjustment of up to 1.3747 Sensar shares per VitalStream share if certain criteria are satisfied during an eighteen-month period. In exchange for the $0.30 exercise price, Mr. Smith is entitled to receive, per share of VitalStream common stock, the number of shares of Sensar common stock that a holder of one share of VitalStream common stock on the closing date of the Merger is entitled to receive in Merger.

     We do not have a compensation committee of our board of directors, or any other board committee performing the functions of setting compensation levels for our Executive Officers. Directors Paul S. Summers, Philip N. Kaplan and Peter S.H. Grubstein were the only individuals who participated in deliberations of our board of directors concerning executive officer compensation for 2001.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     For information regarding option/SAR grants to persons serving who served as executive officers of Sensar on December 31, 2001 and prior to the Merger, see our Annual Report on Form 10-K for the year ended December 31, 2001 on filed with the SEC.

     The following table provides information related to options to purchase VitalStream capital stock (converted into options to purchase Sensar common stock) granted to the named executive officers during the year ended December 31, 2001. Neither Sensar nor VitalStream has ever granted any stock appreciation rights. None of the executive officers identified below exercised any options during the 2001 fiscal year.

                                                                                       Potential Realizable Value at Assumed Annual
                                Individual Grants                                      Rates of Stock Appreciation for Option Term
----------------------------------------------------------------------------------     -------------------------------------------
                            Number of         % of Total
                            Securities       Options/SARs
                            Underlying        Granted to            Exercise or
                           Options/SARs    Employees During          Base Price           Expiration           5%(4)       10%(4)
         Name              Granted (#)       Fiscal Year             ($/share)               Date               ($)          ($)
----------------------------------------------------------------------------------     -------------------------------------------
Kevin D. Herzog                 363,465(1)             22.0%(2)     $      0.30(3)     October 31, 2006       $30,125      $66,569

David R. Williams               363,465(1)             22.0%(2)     $      0.30(3)     October 31, 2006       $30,125      $66,569

Stephen Smith                   363,465(1)             22.0%(2)     $      0.30(3)     October 31, 2006       $30,125      $66,569

----------
     (1) Represents options to purchase shares of VitalStream common stock converted to Sensar options in the Merger. Upon exercise of the option, the grantee is entitled to receive, per share of VitalStream common stock initially covered by the option, the number of shares of Sensar common stock that a holder of one share of VitalStream common stock on the closing date of the Merger is entitled to receive in the Merger. The reported number assumes the initial conversion ratio of .72693. The conversion ratio is subject to adjustment of up to 1.3747 Sensar shares per VitalStream share if certain criteria are satisfied during an eighteen-month period.

     (2) Represents  the  percent  of  total  options   granted  to  VitalStream
         employees during the 2001 fiscal year.

     (3) Represents the purchase price per share of VitalStream common stock. In exchange for the $0.30 exercise price, the grantee is entitled to receive, per share of VitalStream common stock, the number of shares of Sensar common stock that a holder of one share of VitalStream common stock on the closing date of the Merger is entitled to receive in the Merger.

     (4) VitalStream's common stock was not at any time listed or quoted on any securities exchange or quotation service. For purposes of these columns, VitalStream has assumed that the market value of a share of common stock on the grant date of the options (November 1, 2001) was $0.30.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     For information regarding option exercises and year-end option values of persons serving who served as executive officers of Sensar on December 31, 2001 and prior to the Merger, see our Annual Report on Form 10-K for the year ended December 31, 2001 on filed with the SEC.

     The following table sets forth the information concerning the options to purchase VitalStream capital stock (converted into options to purchase Sensar common stock) exercised by the named executive officers during the year ended December 31, 2001, and the value of unexercised options as of December 31, 2001.

                                                                            Number of
                                                                            Securities                  Value of
                                                                            Underlying                 Unexercised
                                                                           Unexercised                In-the-Money
                                                                         Options/SARs at             Options/SARs at
                              Shares Acquired                           December 31, 2001           December 31, 2001
                                on Exercise                                Exercisable/               Exercisable/
            Name                 (number)       Value Realized ($)         Unexercisable             Unexercisable (1)
----------------------------- ---------------- -------------------- --------------------------- --------------------------
Kevin D. Herzog                      0                 0                 88,686 /274,779 (1)          8,852 / 27,426

David R. Williams                    0                 0                123,578 / 239,887 (1)        12,335 / 23,943

Stephen Smith                        0                 0                123,578 / 239,887 (1)        12,335 / 23,943

     (1) Represents options to purchase shares of VitalStream common stock converted to Sensar options in the Merger. Upon exercise of the option, the grantee is entitled to receive, per share of VitalStream common stock initially covered by the option, the number of shares of Sensar common that a holder of one share of VitalStream common stock on the closing date of the Merger is entitled to receive in the Merger. The reported number assumes the initial conversion ratio of .72693. The conversion ratio is subject to adjustment of up to 1.3747 Sensar shares per VitalStream share if certain criteria are satisfied during an eighteen-month period.

EXECUTIVE EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS.
     All employees are employed pursuant to "at will" employment offer letters, governed according to the terms of our Employee Manual. Additionally, all employees sign a standard Confidentiality and Work Made for Hire Agreement and an Arbitration Agreement prior to becoming employees. Employee stock option agreements are governed according to the terms of the VitalStream Plan assumed by Sensar in the Merger (but are expect to be rolled into Sensar options during May 2002).

     As a result of the Merger, there has been a change in control benefit with respect to restricted common stock currently subject to vesting and held by Messrs. Grubstein and Herzog. Prior to the Merger, 27,080 VitalStream shares (19,685 Sensar shares) of Mr. Grubstein's stock and 380,000 VitalStream shares (276,233 Sensar shares) of Mr. Herzog's stock were subject to forfeiture in the event of their termination of service with VitalStream. As a result of the Merger, these shares are no longer subject to forfeiture.

COMPENSATION OF DIRECTORS

     Our directors do not receive cash compensation for their service as directors but are reimbursed for certain reasonable expenses incurred in attending board of director or committee meetings. In addition, directors who are not officers are entitled to receive compensation to the extent that they provide services to use at rates that would be charged by such directors for such services to arm's length parties. No such amounts were paid to directors of VitalStream (now directors of Sensar) during the year ended December 31, 2001.

     Our directors are also entitled to participate in any stock option plans that we adopt from time to time. As of May 1, 2002, the board had approved the grant of, but not yet issued, an option for 75,000 shares of Sensar common stock to Leonard Wanger. No other director holds any options to purchase Sensar common stock granted under one of our stock option plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our board of directors administers our executive compensation program. Sensar does not have an independent compensation committee. The board of directors of Sensar currently consists of Paul Summers, Philip N. Kaplan, Leonard Wanger and Peter Grubstein. Although certain members of the board are executive officers, none are expected to participate in the determination of his own salary or bonus.

INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS

     Section 78.037 of the Nevada corporation law, Article VII of our articles of incorporation, and Article VIII of our bylaws, "Insurance and Officer and Director Contracts," provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following discusses certain transactions between VitalStream and its officers, directors and others that may be deemed to be affiliates (who are now officers, directors and affiliates of Sensar). For information about any such transactions between Sensar and its officers, directors and other affiliates as of December 31, 2001, see Sensar's Annual Report on Form 10-K for the year ended December 31, 2001, Quarterly Report for the quarter ended March 31, 2002 and Current Report dated April 23, 2002 (filed April 30, 2002), each of which is on filed with the SEC.

     Prior to the Merger, VitalStream acquired SiteStream in a merger transaction in which the stockholders of SiteStream received shares of VitalStream common stock and SiteStream became a wholly owned subsidiary of VitalStream. In connection with that transaction, VitalStream issued to David R. Williams and Stephen Smith, then executive officers of SiteStream and now executives of VitalStream and Sensar, 462,291 and 537,003 shares of VitalStream common stock, respectively, in respect of their ownership of SiteStream. In addition, on January 16, 2002, VitalStream issued 50,854 shares of VitalStream common stock to David R. Williams as a retention bonus in conjunction with his employment. On February 1, 2002, VitalStream issued 39,330 shares of VitalStream common stock to Stephen Smith as a retention bonus in conjunction with his employment. In March 2001, the Williams Family Trust, a living trust controlled by Robert Williams, the father of David R. Williams, exchanged 25,000 shares of SiteStream stock for 34,207 shares of VitalStream common stock in conjunction with the merger between SiteStream and VitalStream. Those shares of VitalStream common stock were converted to shares of Sensar common stock in the Merger.

     Also in conjunction with the merger between VitalStream and SiteStream, VitalStream assumed certain officer loans payable by SiteStream to David R. Williams. These loans were in the principal amount of $104,197, of which $48,880 was paid on September 30, 2001, $5,317 was paid on April 30, 2002 and $50,000 is due on May 31, 2002, and bears simple interest at an annual rate of 4.86%. Additionally, VitalStream paid Mr. Williams a total of $10,500 between August 2001 and April 2002 in order to compensate Mr. Williams for a vendor payment he made personally on behalf of SiteStream above and beyond the loans he made to SiteStream.

     In September 2001, the following persons purchased shares of VitalStream Series C Preferred Stock at the offering price of $0.50 per share in a private offering:

    ---------------------------------    ---------------------------------------    ----------------
    NAME                                 RELATIONSHIP                               NUMBER OF SHARES
    ---------------------------------    ---------------------------------------    ----------------
    Leonard Wanger (under the Wanger     Director                                             50,000
    Family Trust)

    Paul Summers                         Director, President and Chief Executive             100,000
                                         Officer

    Philip N. Kaplan                     Director and Chief Operating                        100,000

                                         Officer

    Stacy Kaplan                         Wife of Philip N. Kaplan                             50,000

    Richard & Susan Kaplan               Father and Mother of Philip N. Kaplan               100,000
    (under the Richard & Susan Kaplan
    Revocable Trust)

    David R. Williams                    Vice President of Operations                        100,000

    Kevin D. Herzog                      Chief Financial Officer                              50,000

     All such shares of Series C Preferred Stock were converted into shares of VitalStream common stock prior to the Merger and then into shares of Sensar common stock in the Merger.

     Prior to the Merger, VitalStream also granted options for 500,000 shares of VitalStream common stock at an exercise price of $0.30 per share to each of David R. Williams, Stephen Smith and Kevin D. Herzog. The options were granted under VitalStream's 2000 Stock Option/Stock Issuance Plan. In the Merger, Sensar assumed such options. In January 2002, VitalStream also granted 500,000 shares of VitalStream common stock to Kevin D. Herzog, our Chief Financial Officer, which were converted to shares of Sensar common stock in the Merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     For information regarding the beneficial ownership of our common stock by persons who were officers, directors and 5% shareholders prior to the Merger, see our Annual Report on Form 10-K for the year ended December 31, 2001 on file with the SEC.

     The table below sets forth information, as of May 1, 2002, as to each person who beneficially owns of record more than 5% of our outstanding common stock, and information as to the ownership of our common stock by each person serving as a director or named executive officer of Sensar and by all such directors and executive officers as a group. Except as otherwise indicated in the footnotes to this table, all shares will be owned directly, and the persons named in the table will have sole voting and investment power with respect to shares shown as beneficially being owned by them.

                                                                                     ASSUMES INITIAL MERGER
                                    ASSUMES INITIAL MERGER                           CONSIDERATION PLUS FULL
                                     CONSIDERATION ONLY(1)                         CONTINGENT CONSIDERATION(2)
                           ------------------------------------------       ----------------------------------------
                             OWNERSHIP OF        PERCENTAGE OWNERSHIP        OWNERSHIP OF       PERCENTAGE OWNERSHIP
        NAME               COMMON STOCK(3)        OF COMMON STOCK(4)        COMMON STOCK(3)      OF COMMON STOCK(4)
-----------------------    ---------------       --------------------       ---------------     --------------------
 EXECUTIVE OFFICERS AND
      DIRECTORS(5)

Paul S. Summers                  2,980,420                       13.5%            5,524,743                     15.7%
Philip N. Kaplan                 3,016,767(6)                    13.7%(6)         5,592,118(7)                  15.9%(7)
Kevin D. Herzog                    519,029(8)                     2.3%(8)           962,112(9)                   2.7%(9)
Stephen Smith                      572,518(10)                    2.6%(10)        1,061,264(11)                  3.0%(11)
David R. Williams                  599,278(12)                    2.7%(12)        1,110,868(13)                  3.1%(13)
Peter Grubstein                     96,926(14)                    0.4%(14)          179,672(15)                  0.5%(15)

Leonard Wanger                     133,272(16)                    0.6%(16)          247,043(17)                  0.7%(17)

5% STOCKHOLDERS
(WHO ARE NOT EXECUTIVE
OFFICERS OR DIRECTORS(8))

Liberty Wanger Asset
Management                       2,114,238(18)                    9.6%(18)        3,919,120(19)                 11.2%(19)

ALL EXECUTIVE OFFICERS
AND DIRECTORS AS A GROUP
(7 PERSONS)                      7,918,210                       35.2%           14,677,820                     40.9%

----------
     (1) Assumes that only the aggregate initial merger consideration of 15,228,521 shares of Sensar common stock and options and warrants to purchase 2,096,479 shares of Sensar common stock are received by VitalStream stockholders and option/warrant holders.

     (2) Assumes receipt by the VitalStream stockholders, option holders and warrant holders of all of the 28,228,803 shares of Sensar common stock and options to purchase 3,886,197 shares of Sensar common stock that can be received if all contingent consideration of any sort is received in the Merger. The actual amount of consideration to be received by VitalStream stockholders is expected to be between the aggregate initial consideration set forth in note (1) and the amounts set forth in this note (2).

     (3) Ownership numbers include shares of Sensar common stock subject to options and warrants that are exercisable within 60 days of May 1, 2002.

     (4) The percentages shown are based on the sum of (a) the 6,562,546 shares of Sensar common stock issued and outstanding prior to the Merger, (b) the number of shares of Sensar common stock issued to all VitalStream stockholders as set forth in Note (1) or Note (2) above, whichever is applicable, (c) 306,250 shares of Sensar common stock issued to a finder in connection with the Merger and (d) the shares of Sensar common stock issuable upon exercise of all options to the extent exercisable within 60 days of May 1, 2002.

     (5) Unless otherwise specified, the address of each stockholder is at One Jenner, Suite 100, Irvine, CA 92618.

     (6) Represents 2,980,420 shares owned by Philip N. Kaplan, and 36,347 shares owned by Stacy Kaplan, the wife of Philip N. Kaplan.

     (7) Represents 5,524,743 shares owned by Philip N. Kaplan, and 67,375 shares owned by Stacy Kaplan, the wife of Philip N. Kaplan.

     (8) Represents 399,812 shares of Sensar common stock and options to purchase 119,217 shares of Sensar common stock at a price of $0.41 per share.

     (9) Represents 741,122 shares of Sensar common stock and options to purchase 220,990 shares of Sensar common stock at a price of $0.22 per share.

     (10) Represents 418,954 shares of Sensar common stock and options to purchase 153,564 shares of Sensar common stock at a price of $0.41 per share.

     (11) Represents 776,605 shares of Sensar common stock and options to purchase 284,659 shares of Sensar common stock at a price of $0.22 per share.

     (12) Represents 445,714 shares of Sensar common stock and options to purchase 153,564 shares of Sensar common stock at a price of $0.41 per share.

     (13) Represents 826,209 shares of Sensar common stock and options to purchase 284,659 shares of Sensar common stock at a price of $0.22 per share.

     (14) Represents 48,463 shares of Sensar common stock owned by Mr. Grubstein and 48,463 shares of Sensar common stock owned by Lyme Investments, LLC. Mr. Grubstein has sole voting power and sole investment power in Lyme Investments, LLC. The address for Lyme Investments is 1114 State St., Suite 239, Santa Barbara, CA 93101.

     (15) Represents 89,836 shares of Sensar common stock owned by Mr. Grubstein and 89,836 shares of Sensar common stock owned by Lyme Investments, LLC. Mr. Grubstein has sole voting power and sole investment power in Lyme Investments, LLC.

     (16) Represents 96,925 shares of Sensar common stock owned by Mr. Wanger, and 36,347 shares of Sensar common stock held in a trust that is beneficially owned by Mr. Wanger. The address for Mr. Wanger is 121 West Chestnut, #2403, Chicago, IL 60610

     (17) Represents 179,668 shares of Sensar common stock owned by Mr. Wanger, and 67,375 shares of Sensar common stock held in a trust that is beneficially owned by Mr. Wanger.

     (18) Represents 1,472,651 shares of Sensar common stock held of record by Acorn Investment Trust and 641,587 shares of Sensar common stock held of record by Westcoast & Co. These holdings are managed by Liberty Wanger Asset Management, which holds the power to vote and dispose of such shares. Mr. John Park is the employee of Liberty Wanger Asset Management with responsibility for managing this investment. The address for Liberty Wanger is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

     (19) Represents 2,729,823 shares of Sensar common stock held of record by Acorn Investment Trust and 1,189,297 shares of Sensar common stock held of record by Westcoast & Co. These holdings are managed by Liberty Wanger Asset Management, which holds the power to vote and dispose of such shares. Mr. John Park is the employee of Liberty Wanger Asset Management with responsibility for managing this investment. The address for Liberty Wanger is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

     The following statement of operations and balance sheet data for VitalStream as of December 31, 2001 and 2000 and for the periods from inception (March 9, 2000) through December 31, 2000 and year ended December 31, 2001, were derived from the Consolidated Financial Statements of VitalStream. The Consolidated Financial Statements of VitalStream for the periods from inception (March 9, 2000) through December 31, 2000 and year ended December 31, 2001, have been audited by independent certified public accountants. The selected financial data below should be read in conjunction with the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by Sensar and the Consolidated Financial Statements of VitalStream and the notes thereto attached to this Amendment, the pro forma financial data included in this Amendment and the section below entitled "Management's Discussion And Analysis Of Financial Condition And Results Of Operations of VitalStream, Inc."

                                                                                    YEAR ENDED
                                                                      -------------------------------------
                                                                         DECEMBER 31,          DECEMBER 31,
                                                                           2000 (1)                2001
                                                                      ----------------       --------------
                                                                      (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales                                                                            -        $       1,521
Cost of sales                                                                        -        $         904
Gross profit                                                                         -        $         617
Total operating expenses                                               $         1,046        $       3,333
Loss from operations                                                   $        (1,046)       $      (2,716)
Other income (expense)                                                 $            94        $         (87)
Loss before income taxes                                               $          (952)       $      (2,803)
Tax (expense) benefit                                                                -                    -
Net Loss                                                               $          (952)       $      (2,803)
Net Loss per share - basic and diluted                                 $         (0.12)       $       (0.27)
Shares used in calculation of net loss per share - basic and diluted             8,067               10,395

                                                                        DECEMBER 31,          DECEMBER 31,
                                                                            2000                  2001
                                                                      ----------------       --------------
                                                                                  (in thousands)
BALANCE SHEET DATA:
Cash and cash equivalents                                             $          2,264       $          134
Working capital (deficit)                                             $          2,023       $         (521)
Fixed assets, net                                                     $            594       $          915
Total assets                                                          $          3,323       $        2,397
Debt and capital lease obligations, including current portion         $             73       $          267
Stockholders' equity                                                  $          2,977       $        1,330

(1) Period is from inception, March 9, 2000 through December 31, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     THE FOLLOWING DISCUSSION RELATES TO VITALSTREAM'S PAST FINANCIAL CONDITION AND RESULTS OF OPERATIONS PRIOR TO ITS MERGER WITH SENSAR AND TO PROJECTED FUTURE RESULTS OF VITALSTREAM AND SENSAR ON AN INTEGRATED BASIS. FOR HISTORICAL INFORMATION REGARDING SENSAR'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS, SEE OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 ON FILE WITH THE SEC. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS AMENDMENT. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. SEE "FACTORS THAT MAY AFFECT FUTURE RESULTS."

OVERVIEW

     We are based in Irvine, California and provide complete solutions on an outsource basis to customers wishing to distribute audio and video content and other communications over the Internet. We offer our customers a range of services that allow their content to be converted from virtually any commercially available input format into any of the industry leading streaming formats and, once converted, to be distributed over the Internet across a full range of transmission speeds. Our mix of products and services allows our customers to concentrate on the creation and marketing of their content, while outsourcing the electronic conversion and distribution function to us. Our business model relies upon leveraging our expertise and resources in audio and video streaming technology to persuade customers to utilize our Internet broadcasting services, thereby allowing us to build a base of recurring revenues from monthly or other periodic fees.

     For a monthly fee or on another fee basis, we allow our customers to upload and maintain their content on our network of high-speed servers and to utilize our proprietary MediaConsole technology over our broadband Internet connections. Alternatively, customers may wish to purchase their own server and collocate the server on our network, again for a fee.

RESULTS OF OPERATIONS

     VitalStream was incorporated in March 2000 in the State of Delaware. Prior to its merger with SiteStream, Incorporated in March 2001, VitalStream operations consisted primarily of research and development and other preliminary activities. As discussed elsewhere in this Amendment, on April 23, 2002, VitalStream merged with and into a wholly-owned subsidiary of Sensar. Because Sensar did not have any operations immediately prior to the Merger, the business of VitalStream is now the business of Sensar, and forward-looking statements in this document relate to the consolidated business of Sensar, VitalStream and SiteStream, Incorporated.

     Our results for the year ending December 31, 2001 and the three months ending March 31, 2002 reflect the integration of SiteStream and VitalStream, VitalStream's initial release of its Internet broadcast services, and growth from new and existing clients during 2001 and during the March 31, 2002 quarter. The discussion of the results of operations below for the year ended

December 31, 2001 does not include a comparison to the results of operations during the year ended December 31, 2000. Prior to its merger with SiteStream, Incorporated in March 2001, VitalStream's operations consisted primarily of preliminary activities. Through its merger with SiteStream, Incorporated in March 2001, VitalStream obtained a client base of streaming and web hosting clients, key technical and management personnel, and certain complementary technology, and it is at that point that meaningful operations began. Because of the absence of substantive operations in fiscal 2000, management does not believe that comparisons of fiscal 2001 to fiscal 2000 are meaningful in understanding the operational and financial history, status or future prospects of Sensar or VitalStream.

YEAR ENDED DECEMBER 31, 2001

     REVENUE. Revenue consists primarily of fees for Internet broadcasting, including streaming media services, web hosting, managed services and sales of hardware. Revenue totaled approximately $1.52 million for the year ended December 31, 2001. Revenues have steadily increased each month since a prior merger between VitalStream and SiteStream due largely to the successful launch of VitalStream's Internet broadcasting products and to improved marketing strategies. We expect revenue to grow at an increasing rate through 2002 as we expand our sales force, ramp up channel partnerships, increase our marketing efforts, and as we gain greater market recognition for our products. Revenue in 2002 may also be impacted if we were to make acquisitions of other complementary companies or client bases, which we are actively but selectively seeking to do.

     COST OF REVENUE. Cost of revenue consists primarily of access charges from the local exchange carrier, Internet backbone and transport costs and depreciation of network equipment, hardware costs and license fees. Cost of revenue for the year ended December 31, 2001 was approximately $904,000. Our cost of revenue has increased in absolute terms since we commenced revenue generation after the release of our Internet broadcasting products in the March 31, 2001 quarter and the merger between VitalStream and SiteStream at about the same time. This increase was primarily due to our increased customer base. Our per unit cost of revenue has, however, decreased as a result of economies of scale in our provisioning of bandwidth, as a result of declining bandwidth costs industry-wide, and as a result of purchasing network-related hardware at substantial discounts due to the economic environment. We expect our unit cost of revenue to decrease through the rest of 2002 as we achieve greater economies of scale in purchasing bandwidth and networking equipment, as we deploy multiple points of presence that allow us to intelligently distribute bandwidth amongst carriers and as we are then able to spread these costs over an increased customer base.

     RESEARCH AND DEVELOPMENT. Research and development expense consists primarily of personnel costs to develop and maintain our product offering. Research and development expense for the year ending December 31, 2001 was approximately $274,000. We expect research and development expense to increase in absolute terms during 2002 as we invest in our product development efforts and to decrease as a percentage of revenue for the year taken as a whole.

     SALES AND MARKETING. Sales and marketing expense consists primarily of personnel costs, including salary and commissions, in addition to the costs of various marketing programs. Sales and marketing expense for the year ending December 31, 2001 was approximately $1.38 million. We expect sales and marketing expense to increase in absolute terms and decrease as a percentage of revenue during 2002 as we add substantially to our sales force, while increasing the sales team's unit productivity.

     GENERAL AND ADMINISTRATIVE. General and administrative expense consists primarily of personnel expense, professional fees and costs to maintain and support our facilities. General and administrative expense was approximately $1.68 million for the year ending December 31, 2001. We expect our general and administrative expense to decrease as a percentage of revenue from 2001 to 2002 as costs increase at a substantially lower rate than revenue. However, as we reach capacity in our current space, which may happen in 2002, we intend to obtain additional data center and office space at a level that management believes makes sense for our then-anticipated needs.

     NET INTEREST EXPENSE. Net interest expense was approximately $5,000 for the year ended December 31, 2001. Our net interest income has decreased in 2001 as a result of less interest earned on smaller cash balances, as well as increased interest payments on new capital leases that started in 2001.

     INCOME TAX EXPENSE. Income tax expense was $1,600 for the year ended December 31, 2001. This represents the $800 minimum tax payment for state income taxes for our subsidiary company SiteStream, and us.

     NET LOSS. Our net loss for the year ending December 31, 2001 was approximately $2.80 million. Our net loss in 2001 was primarily due to the addition of personnel to support the commencement of our revenue-generating operations, and also to expenses related to the merger between VitalStream and SiteStream. We expect our net loss to decrease through 2002 as our revenue base expands, fixed costs remain relatively constant, personnel expense increases slower than revenue, and our unit cost of service decreases.

QUARTER ENDED MARCH 31, 2002

     REVENUE. Revenue consists primarily of fees for Internet broadcasting, including streaming media services, web hosting, managed services and sales of hardware. Revenues increased from $40,172 for the quarter ended March 31, 2001, to $682,572 for the quarter ended March 31, 2002. This increase reflects new client contracts since the launch of VitalStream's products and the merger between VitalStream and SiteStream, which occurred on March 14, 2001. It also reflects revenue from the customer base that came to the combined company through that merger. Prior to that time VitalStream's only source of revenue was from interest earned on its cash balances.

     COST OF REVENUE. Cost of revenue consists primarily of access charges from the local exchange carrier, Internet backbone and transport costs and depreciation of network equipment, hardware costs and license fees. Cost of revenue increased from $38,948 for the quarter ended March 31, 2001, to $301,795 for the quarter ended March 31, 2002. This increase reflects the increased cost in supporting the substantially larger client base gained since the launch of VitalStream's products and since the merger with SiteStream, which occurred on March 14, 2001.

     RESEARCH AND DEVELOPMENT. Research and development expense consists primarily of personnel costs to develop and maintain our product offering. Research and development expense increased from $57,131 for the quarter ending March 31, 2001, to $67,404 for the quarter ending March 31, 2002. This increase reflects the Company's increased investment in further developing its product offering.

     SALES AND MARKETING. Sales and marketing expense consists primarily of personnel costs, including salary and commissions, in addition to the costs of various marketing programs. Sales and marketing expense increased from $272,811 for the quarter ending March 31, 2001 to $381,979 for the quarter ending March 31, 2002. This increase reflects the addition of sales personnel and increased commissions being paid to our sales force as a result of increased revenues.

     GENERAL AND ADMINISTRATIVE. General and administrative expense consists primarily of personnel expense, professional fees and costs to maintain and support our facilities. General and administrative expense increased from $341,996 for the quarter ending March 31, 2001 to $485,114 for the quarter ending March 31, 2002. This increase reflects the additional administrative expense required to support the operations acquired from SiteStream in March of 2001, partially offset by efficiencies gained in combining the two companies.

     NET INTEREST EXPENSE. Net interest income was $21,355 for the quarter ended March 31, 2001. Net interest expense was $14,811 for the quarter ended March 31, 2002. The increase in interest expense reflects less interest earned on smaller cash balances, as well as increased interest payments on new capital leases that started in 2001.

     INCOME TAX EXPENSE. Income tax expense was $1,600 for the quarter ended March 31, 2001. This represents the $800 minimum tax payment for state income taxes for our subsidiary company SiteStream, and us.

     NET LOSS. Our net loss for the quarter ending March 31, 2001 was $650,959. Our net loss for the quarter ending March 31, 2002 was $579,854. Our net loss decreased due to the acquisition of a revenue-generating customer base after the introduction of VitalStream's products and via the merger with SiteStream in March 2001, partially offset by increased costs of service and increased personnel expenses. Due to the operational leverage we have achieved as of March 31, 2002, we expect earnings improvement to accelerate with the growth in our client base.

LIQUIDITY AND CAPITAL RESOURCES

AS OF DECEMBER 31, 2001

     Prior to the Merger between Sensar and VitalStream, VitalStream had satisfied its cash requirements primarily through the sale of its capital stock. Our principal uses of cash are to fund working capital requirements, capital expenditures including the leasing of servers that we then rent to our customers, and to service our capital lease financing obligations. As of December 31, 2001, VitalStream had current assets of approximately $443,000 and current liabilities of approximately $964,000, of which approximately $65,000 was a note payable to Dave Williams, the former CEO of SiteStream and a current executive of ours. Of the $443,000 of VitalStream's current assets at December 31, 2001, cash and accounts receivable represented approximately $316,000. Without the Merger between Sensar and VitalStream, VitalStream would not have had cash reserves sufficient to meet our near term operating expenses and capital requirements and would have been forced to seek to raise additional capital to continue in business.

AS OF MARCH 31, 2002

     Prior to the merger between Sensar and VitalStream, VitalStream had satisfied its cash requirements primarily through the sale of its capital stock. Our principal uses of cash are to fund working capital requirements, capital expenditures including the leasing of servers that we then rent to our customers, and to service our capital lease financing obligations. As of March 31, 2002, VitalStream had current assets of $528,631 and current liabilities of $1,503.704, of which approximately $64,000 was a note payable to Dave Williams, the former CEO of SiteStream and a current executive of ours, and a note payable to Sensar Corporation, which was forgiven at the time of the Merger on April 23, 2002. Of the $528,631 of VitalStream's current assets at March 31, 2002, cash and accounts receivable represented $365,234.

     As a result of the Merger, VitalStream obtained access to approximately $1.1 million dollars of cash Sensar had in a savings account and was relieved of its obligation to repay $500,000 loaned by Sensar to VitalStream prior to consummation of the Merger. In the first quarter of 2002, VitalStream used approximately $280,000 of cash in its operations. Management is currently taking steps to reduce its monthly cash flow deficit. Some of these steps include growing its revenue base and reducing its per unit cost for bandwidth. As a result of the attempts to grow revenue and the implementation of cost-saving measures, management believes that by year-end cash flow from operations should be positive. While there can be no assurance, management also believes that the $1.55 million of pro forma cash and cash equivalents at March 31, 2002 could, if the Company limits its expansion and acquisition activities, be sufficient to meet its current and future obligations until the time that the Company can sustain itself on its own internally-generated cash flow.

     Notwithstanding the foregoing, we hope to be able to rapidly expand our operations, including through acquisitions, during 2002. If we are to be able to accomplish such expansion, we will require additional financing. We expect to generate funds through additional private placements of securities and revenues from our ongoing business. If we are unable to obtain additional financing at a reasonable cost, or at all, we may have to scale back our plans for growth and our existing operations, which would have a material adverse effect on future operations and financial results.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We do not have any derivative instruments, commodity instruments, or other financial instruments for trading or speculative purposes, nor are we presently at risk for changes in foreign currency exchange rates.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

     Attached hereto beginning on Page F-1 are the following audited financial statements of VitalStream, Inc. and SiteStream, Incorporated, a predecessor in interest of VitalStream:

          VITALSTREAM, INC. AND SUBSIDIARY                                                   Page
          ---------------------------------------------------------------------------        -----
               Independent Auditors' Report                                                   F-2

               Consolidated Balance Sheets as of December 31, 2000 and 2001                   F-3

               Consolidated Statements of Operations for the periods from inception           F-4
               (March 9, 2000) through December 31, 2000 and year ended
               December 31, 2001

               Consolidated Statements of Stockholders' Equity (Deficit) for the              F-5
               periods from inception (March 9, 2000) through December
               31, 2000 and year ended December 31, 2001

               Consolidated Statements of Cash Flows for the periods from inception           F-6
               (March 9, 2000) through December 31, 2000 and year ended
               December 31, 2001

               Notes to Consolidated Financial Statements, December 31, 2000 and 2001         F-7

          SITESTREAM INCORPORATED, DBA PUBLICHOST

               Independent Auditors' Report                                                  F-17

               Balance Sheets as of December 31, 1999 and 2000                               F-18

               Statements of Operations for the years ended December 31, 1999 and            F-19
               2000

               Statements of Shareholders' Equity (Deficit) for the years ended              F-20
               December 31, 1999 and 2000

               Statements of Cash Flows for the years ended December 31, 1999 and            F-21
               2000

               Notes to Financial Statements December 31, 1999 and 2000                      F-22

     Attached hereto beginning on Page F-29 are the following unaudited financial statements of VitalStream, Inc.:

          VITALSTREAM, INC. AND SUBSIDIARY                                                   Page
          ---------------------------------------------------------------------------        -----
               Consolidated Balance Sheet as of March 31, 2002 (Unaudited)                   F-29

               Consolidated Statements of Operations for the three-month periods             F-30
               ended March 31, 2001 and 2002 (Unaudited)

               Consolidated Statements of Shareholders' Equity (Deficit) for the             F-31
               year ended December 31, 2001 and the three-month period ended March
               31, 2002 (Unaudited)

               Consolidated Statements of Cash Flows for the three-month periods             F-32
               ended March 31, 2001 and 2002 (Unaudited)

               Condensed Notes to Consolidated Financial Statements (Unaudited)              F-33

(b)  Pro forma Financial Information

          On April 23, 2002, Sensar consummated the Merger pursuant to which a wholly-owned subsidiary of Sensar merger with and into VitalStream, with VitalStream surviving as a wholly-owned subsidiary of Sensar. In the Merger, all of the outstanding shares of VitalStream capital stock were converted into the right to receive an aggregate of 15,228,521 shares of Sensar common stock, representing approximately 69% of the outstanding shares of Sensar following the Merger. In addition, the approximately 80 former VitalStream shareholders will have the right to receive as contingent consideration up to an additional 13,000,282 common shares of Sensar, potentially increasing their aggregate ownership to approximately 80%.

     The following unaudited pro forma combined balance sheet reflects the combination of Sensar and VitalStream and the issuance of shares of Sensar common stock to VitalStream stockholders. The unaudited pro forma combined balance sheet has been derived from unaudited consolidated historical financial statements of both Sensar and VitalStream. The financial statements of Sensar as of March 31, 2002 are contained in its Quarterly Report on Form 10-Q filed with the SEC on April 23, 2002. The financial statements of VitalStream as of March 31, 2002 are incorporated elsewhere in this document. The unaudited pro forma condensed combined balance sheet as of March 31, 2002 was prepared as if the Merger had occurred on that date.

     Although from a legal perspective, Sensar acquired VitalStream in the Merger, from an accounting perspective, the Merger is viewed as a recapitalization of VitalStream accompanied by an issuance of stock by VitalStream for the net assets of Sensar. This is because Sensar did not have operations immediately prior to the Merger, and following the Merger, VitalStream is the operating company. VitalStream's directors and officers now serve as the directors and officers of the new combined entity. Additionally, VitalStream's shareholders now own approximately 69% of the outstanding shares of Sensar.

     Given these circumstances, the transaction is accounted for as a capital transaction rather than as a business combination. That is, the transaction is equivalent to the issuance of stock by VitalStream for the net assets of Sensar, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangibles is recorded. Because the Merger is accounted for as a capital transaction, the pro forma financial statements do not include an income statement. In addition, the pro forma balance sheet has been prepared in such a manner that the pro forma equity section reflects the total outstanding Sensar shares for the new merged entity. Additionally, Sensar's accumulated deficit and additional paid-in capital accounts have been eliminated, while VitalStream's accumulated deficit remains.

     The unaudited pro forma combined balance sheet has been prepared under the assumption that only the initial Merger consideration is issued, and that none of the contingent Merger consideration is issued. If and when any part of the contingent Merger consideration is issued, the transaction is accounted for by adjusting the common stock and additional paid-in capital accounts, and no other expense or asset is recorded. Additionally, the transaction costs are charged against additional paid-in capital.

     In the opinion of management of Sensar and VitalStream, all adjustments necessary to present fairly the pro forma combined balance sheet have been made based on the terms and structure of the transaction.

     The unaudited pro forma combined balance sheet is not necessarily indicative of what actual results would have been had the Merger or issuance of Sensar common stock to VitalStream occurred at the beginning of the period nor do they purport to indicate the results of future operations of Sensar and VitalStream. The unaudited pro forma combined balance sheet should be read in conjunction with the accompanying notes and historical financial statements and notes to the financial statements of Sensar and VitalStream.

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
                                 March 31, 2002

                                               VitalStream,       Sensar        Pro forma          Pro forma
                                                    Inc.       Corporation     Adjustments          Combined
                                               ------------    ------------    ------------       ------------
                ASSETS

Current assets:

Cash and cash equivalents                      $    112,671    $  1,465,660    $    (30,779)(3)   $  1,547,552
Accounts receivable, net                            252,563               -               -            252,563
Prepaid expenses                                     60,221          24,256               -             84,477
Other                                                13,702           9,000               -             22,702
Deferred acquisition costs                           89,474               -         (89,474)(3)              -
Note receivable - VitalStream                             -         400,000        (400,000)(4)              -
                                               ------------    ------------    ------------       ------------
Total current assets                                528,631       1,898,916        (520,253)         1,907,294
                                               ------------    ------------    ------------       ------------
Fixed assets, net                                   856,540           6,116               -            862,656
Goodwill                                            961,900               -               -            961,900
Other assets                                         76,595               -               -             76,595
                                               ------------    ------------    ------------       ------------
                                                  1,895,035           6,116               -          1,901,151
                                               ------------    ------------    ------------       ------------
TOTAL ASSETS                                   $  2,423,666    $ $1,905,032    $   (520,253)      $  3,808,445
                                               ============    ============    ============       ============

      LIABILITIES & SHAREHOLDERS' EQUITY

Current liabilities:

Accounts payable                               $    615,407    $    114,060    $          -       $    729,467
Accrued compensation                                187,987          23,780               -            211,767
Note payable to officer                              63,729               -               -             63,729
Note payable - Sensar                               400,000               -        (400,000)(4)              -
Other accrued expenses                               77,307               -               -             77,307
Current portion of capital  leases                  159,274               -               -            159,274
                                               ------------    ------------    ------------       ------------
Total current liabilities                         1,503,704         137,840        (400,000)         1,241,544
                                               ------------    ------------    ------------       ------------
Capital lease liability                             103,701               -               -            103,701
Long-term liabilities                                 8,000               -               -              8,000
                                               ------------    ------------    ------------       ------------
                                                    111,701               -               -            111,701
                                               ------------    ------------    ------------       ------------
Stockholders' equity
Series C Preferred Stock                             17,300               -         (17,300)(1)              -
Series B Preferred Stock                              2,255               -          (2,255)(1)              -
Series A Preferred Stock                             53,333               -         (53,333)(1)              -
Common Stock                                        115,573           6,563          93,918 (1)         22,097
                                                                                     15,228 (2)
                                                                                   (209,491)(2)
                                                                                        306 (3)
Additional paid-in capital                        5,068,576      36,126,719         (21,030)(1)      6,767,879
                                                                                (34,400,133)(2)
                                                                                     (6,253)(3)
Deferred compensation                              (114,000)              -         114,000 (3)              -
Accumulated deficit                              (4,334,776)    (34,366,090)     34,366,090 (2)     (4,334,776)
                                               ------------    ------------    ------------       ------------
Total shareholders' equity                          808,261       1,767,192        (120,253)         2,455,200
                                               ------------    ------------    ------------       ------------
  TOTAL LIABILITIES & SHAREHOLDERS' EQUITY     $  2,423,666    $  1,905,032    $   (520,253)      $  3,808,445
                                               ============    ============    ============       ============

                  See Notes to Pro Forma Combined Balance Sheet

              NOTES TO PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
                                 March 31, 2002

(1) To record the conversion of VitalStream's preferred stock into 9,391,779 shares of VitalStream common stock. The shares of each of VitalStream's classes of preferred stock were converted prior to the Merger into the following amounts of shares of VitalStream common stock:

     Series C Preferred Stock                                       1,730,000
     Series B Preferred Stock                                       2,328,439
     Series A Preferred Stock                                       5,333,340
                                                                    ---------

     Total shares of VitalStream common stock issued                9,391,779

(2) To record the issuance of 15,228,521 shares of Sensar common stock in exchange for all of the outstanding shares of VitalStream common stock and to record the recapitalization of VitalStream for the reverse acquisition.

(3) To record 306,250 shares of Sensar common stock issued as a finders fee, the write-off of $114,000 of deferred compensation expense and to record the actual and estimated cash transaction costs, as follows:

     VitalStream legal fees                               $  89,431
     Estimated cash paid to
       Brookstreet Securities Corporation                    30,779
                                                          ---------

     Total cash transaction costs                         $ 120,210

(4)  To record the elimination of the intercompany promissory note.

     (c)  EXHIBITS

 EXHIBIT NO.                           EXHIBIT                            INCORPORATED BY REFERENCE/ FILED HEREWITH
--------------    --------------------------------------------------     ---------------------------------------------
     2.1          Agreement and Plan of Merger dated February 13,        Incorporated by reference to the Company's
                  2002, among Sensar Corporation, VitalStream            Current Report on Form 8-K filed with the
                  Operating Corporation and VitalStream, Inc.            SEC on February 15, 2002

     3.1          Articles of Incorporation, as amended November         Incorporated by reference to the Company's
                  3, 1987                                                Annual Report on Form 10-K for the year
                                                                         ended June 30, 1988.

     3.2          Certificate of Amendment to the Articles of            Incorporated by reference to the Company's
                  Incorporation filed July 3, 1989                       Annual Report on Form 10-K for the year
                                                                         ended June 30, 1989.

     3.3          Designation of Rights, Privileges and                  Incorporated by reference to the Company's
                  Preferences of the 1995 Series Preferred Stock         Registration Statement on Form SB-2, File
                                                                         No. 333-59963

     3.4          Designation of Rights, Privileges and                  Incorporated by reference to the Company's
                  Preferences of 1998 Series A Preferred Stock           Current Report on Form 8-K filed with the
                                                                         SEC on February 13, 1998.

     3.5          Bylaws                                                 Incorporated by reference to the Company's
                                                                         Registration Statement on Form S-4, SEC
                                                                         File No. 333-34298

     4.1          2001 Stock Incentive Plan (Amended and Restated)       Incorporated by reference to the Company's
                                                                         Quarterly Report on Form 10-Q filed with
                                                                         the SEC on April 23, 2002

     4.2          Stock Purchase Warrant for dated April 23, 2002        Incorporated by reference to the Company's
                  issued to Brookstreet Securities Corporation           Current Report on Form 8-K filed with the
                                                                         SEC on April 30, 2002

     4.3          Stock Purchase Warrant dated April 23, 2002            Incorporated by reference to the Company's
                  issued to Gary T. Madrid                               Current Report on Form 8-K filed with the
                                                                         SEC on April 30, 2002

     4.4          Stock Purchase Warrant dated April 23, 2002            Incorporated by reference to the Company's
                  issued to Joe Kowal                                    Current Report on Form 8-K filed with the
                                                                         SEC on April 30, 2002

     4.5          VitalStream Stock Option/Stock Issuance Plan           Filed herewith

    10.1          Consulting and Finders Agreement dated February        Incorporated by reference to the Company's
                  13, 2002, by and among Brookstreet Securities          Current Report on Form 8-K filed with the
                  Corporation, Gary T. Madrid, the Company and           SEC on April 30, 2002
                  VitalStream, Inc.

    10.2          Consulting and Finders Agreement dated February        Incorporated by reference to the Company's
                  13, 2002, by and between Joe Kowal and the             Current Report on Form 8-K filed with the
                  Company                                                SEC on April 30, 2002

    10.3          Registration Rights Agreement dated April 23,          Incorporated by reference to the Company's
                  2002, among the Company, Brookstreet Securities        Current Report on Form 8-K filed with the
                  Corporation and Gary T. Madrid                         SEC on April 30, 2002

    10.4          Registration Rights Agreement dated April 23,          Incorporated by reference to the Company's
                  2002, between the Company and Joe Kowal                Current Report on Form 8-K filed with the
                                                                         SEC on April 30, 2002

    10.5          Stock Option Agreement executed as of February         Incorporated by reference to the Company's
                  12, 2002 between the Company and Andrew                Quarterly Report on Form 10-Q filed with
                  Bebbington.                                            the SEC on April 23, 2002

    10.6          Stock Option Agreement executed as of February         Incorporated by reference to the Company's
                  12, 2002 between the Company and Steven Strasser.      Quarterly Report on Form 10-Q filed with
                                                                         the SEC on April 23, 2002

    10.7          Consulting Agreement dated as of February 12,          Incorporated by reference to the Company's
                  2002 between Steven Strasser and the Company.          Quarterly Report on Form 10-Q filed with
                                                                         the SEC on April 23, 2002

    10.8          Consulting Agreement dated as of February 12,          Incorporated by reference to the Company's
                  2002 between Andrew Bebbington and the Company.        Quarterly Report on Form 10-Q filed with
                                                                         the SEC on April 23, 2002

    10.9          Loan and Security Agreement dated as of February       Incorporated by reference to the Company's
                  14, 2002 between VitalStream, Inc. and the             Quarterly Report on Form 10-Q filed with
                  Company.                                               the SEC on April 23, 2002

    10.10         Promissory Note dated as of February 14, 2002          Incorporated by reference to the Company's
                  with VitalStream, Inc. as maker and the Company        Quarterly Report on Form 10-Q filed with
                  as lender.                                             the SEC on April 23, 2002

    10.11         Industrial Lease Between The Irvine Company and        Filed herewith
                  ReceiveTV, Inc., as amended

    16.1          Response Letter to the Commission from Grant           Filed herewith.
                  Thornton LLP

     21           Subsidiaries of Registrant                             Filed herewith

     23           Consent of Rose, Snyder & Jacobs                       Filed herewith

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

                                            SENSAR CORPORATION

                                            /s/ Philip N. Kaplan
                                            -----------------------------------
                                            Philip N. Kaplan
                                            Chief Operating Officer

                                            /s/ Kevin D. Herzog
                                            -----------------------------------
                                            Kevin D. Herzog
                                            Chief Financial Officer

Date:  May 15, 2002

                        VITALSTREAM, INC. AND SUBSIDIARY


                                TABLE OF CONTENTS





                                                                  PAGE

INDEPENDENT AUDITORS' REPORT                                       F-2


CONSOLIDATED BALANCE SHEETS                                        F-3


CONSOLIDATED STATEMENTS OF OPERATIONS                              F-4


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)          F-5


CONSOLIDATED STATEMENTS OF CASH FLOWS                              F-6


NOTES TO  FINANCIAL STATEMENTS                                 F-7 - F-15


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
VitalStream, Inc.

We have audited the accompanying consolidated balance sheets of VitalStream, Inc. and subsidiary, as of December 31, 2000 and 2001, and the related statements of operations, shareholders' equity and cash flows for the periods from inception (March 9, 2000) through December 31, 2000 and year ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VitalStream Inc. and subsidiary at December 31, 2000 and 2001, and the results of its operations and its cash flows for the periods from inception (March 9, 2000) through December 31, 2000 and year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations, negative cash flows from operations and has a net working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. Management's plans with regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company was in the development stage in 2000.

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California

February 13, 2002, except for note 10
 as to which the date is April 23, 2002

                        VITALSTREAM, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 2001

                                                                                  December 31,      December 31,
                                                                                     2000              2001
                                                                                     ----              ----
                                     ASSETS

Current assets:
Cash, Note 1                                                                    $   2,263,514    $       134,196
Accounts receivable, net of allowance for doubtful accounts of
 $0 and $38,206 in 2000 and 2001, respectively, Note 1                                      -            181,740
Prepaid expenses                                                                       17,379            104,182
Deposits                                                                                    -             17,943
Other                                                                                  37,500              4,679
                                                                                -------------    ---------------
Total current assets                                                                2,318,393            442,740
                                                                                -------------    ---------------
Fixed assets, net, Note 2                                                             593,778            915,415
                                                                                -------------    ---------------
Goodwill, Note 8                                                                            -            961,900
Investment in SiteStream, Inc., Note 8                                                343,567                  -
Other assets                                                                           67,415             76,466
                                                                                -------------    ---------------
                                                                                      410,982          1,038,366
                                                                                -------------    ---------------
TOTAL ASSETS                                                                    $   3,323,153    $     2,396,521
                                                                                =============    ===============

                       LIABILITIES & SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable                                                                $     204,485    $       445,770
Accrued compensation                                                                   24,169            162,689
Deferred compensation                                                                       -             51,230
Notes payable to officers and employees, Note 9                                             -             64,753
Current portion of capital  leases, Note 3                                             21,699            163,425
Accrued expenses                                                                       44,750             75,995
                                                                                -------------    ---------------
Total current liabilities                                                             295,103            963,862
                                                                                -------------    ---------------
Capital lease liability                                                                50,884             83,085
Long-term liabilities                                                                       -             20,000
                                                                                       50,884            103,085
                                                                                -------------    ---------------
Commitments and Contingencies, Note 3

Shareholders' equity, Notes 4, 5 and 6
Series C convertible preferred stock, par value $0.01; authorized shares,
5,500,000; issued and outstanding shares as of December 31, 2000 and 2001
respectively, 0 and 1,730,000; liquidation preference, $865,000                             -             17,300
Series B convertible preferred stock, par value $0.01; authorized shares,
914,634; issued and outstanding shares, 225,461; liquidation preference,
$1,848,780                                                                              2,255              2,255
Series A convertible preferred stock, par value $0.01; authorized shares,
5,333,340; issued and outstanding shares, 5,333,340; liquidation preference,
$2,000,002                                                                             53,333             53,333
Common stock, par value $0.01; authorized shares, 40,000,000; issued and outstanding shares 8,066,668 and 10,967,075 as of December 31, 2000 and 2001,
respectively                                                                           80,667            109,671
Additional paid-in capital                                                          3,793,194          4,901,931
Accumulated deficit during development stage                                         (952,283)          (952,283)
Accumulated deficit after development stage                                                 -         (2,802,633)
                                                                                -------------    ---------------
Total shareholders' equity                                                          2,977,166          1,329,574
                                                                                -------------    ---------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                                        $   3,323,153    $     2,396,521
                                                                                =============    ===============


       See independent auditors' report and notes to financial statements.

                        VITALSTREAM, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE PERIODS FROM INCEPTION (MARCH 9, 2000) THROUGH
               DECEMBER 31, 2000 AND YEAR ENDED DECEMBER 31, 2001

                                                                        Inception (Mar. 9, 2000)
                                                                                through           Year ending
                                                                             Dec. 31, 2000       Dec. 31, 2001
                                                                             -------------       -------------

Revenue, Notes 1 and 7                                                          $           -    $      1,521,253

Cost of revenue, Note 1                                                                     -             904,313
                                                                                -------------    ----------------

Gross Profit                                                                                -             616,940

Research & development                                                                164,858             274,232
Sales & marketing                                                                     284,163           1,379,224
General & administrative                                                              597,351           1,679,404
                                                                                -------------    ----------------

Operating Loss                                                                     (1,046,372)         (2,715,920)

Other income (expense):
Interest income                                                                        94,089              35,582
Interest expense                                                                            -             (40,148)
Loss on disposal of fixed assets                                                            -            (112,600)
Other income (expense)                                                                      -              30,453
                                                                                -------------    ----------------
Net other income (expense)                                                             94,089             (86,713)
                                                                                -------------    ----------------

Net Loss                                                                        $    (952,283)   $     (2,802,633)
                                                                                =============    ================

Basic and diluted net loss per common share                                     $       (0.12)   $          (0.27)
                                                                                =============    ================

Shares used in computing basic and diluted net loss per common share                8,066,668          10,394,940
                                                                                =============    ================

Pro forma loss per share (note 10)                                                      (0.10)              (0.19)
                                                                                =============    ================
Shares used in computing pro forma
    Loss per share (note 10)                                                        9,335,853          14,798,230
                                                                                =============    ================


       See independent auditors' report and notes to financial statements.

                         VITALSTREAM, INC AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE PERIODS FROM INCEPTION (MARCH 9, 2000) THROUGH
               DECEMBER 31, 2000 AND YEAR ENDED DECEMBER 31, 2001

                                                                                  Series A                      Series B
                                                     Common Stock              Preferred Stock               Preferred Stock
                                                     ------------              ---------------               ---------------
                                                Shares        Amount         Shares         Amount         Shares          Amount
                                                ------        ------         ------         ------         ------          ------

                                                       -  $           -              -  $           -              -  $           -

Issuance of common stock for cash              8,000,000         80,000              -              -              -              -

Issuance of common stock as a restricted
  stock grant                                     66,668            667              -              -              -              -

Issuance of series A preferred stock
for cash                                               -              -      5,333,340         53,333              -              -

Issuance of series B preferred stock
for cash                                               -              -              -              -        225,461          2,255

Net loss, December 31, 2000                            -              -              -              -              -              -
                                           -------------  -------------  -------------  -------------  -------------  -------------

Balance at December 31, 2000                   8,066,668         80,667      5,333,340         53,333        225,461          2,255

Issuance of common stock related to
  SiteStream merger                            2,900,407         29,004              -              -              -              -

Issuance of series C preferred stock,
for cash                                               -              -              -              -              -              -

Net loss, December 31, 2001                            -              -              -              -              -              -
                                           -------------  -------------  -------------  -------------  -------------  -------------

Balance at December 31, 2001                  10,967,075  $     109,671      5,333,340  $      53,333        225,461  $       2,255
                                           =============  =============  =============  =============  =============  =============


                                                     Series C                            Accumulated    Accumulated
                                                  Preferred Stock         Additional   Deficit During  Deficit After
                                                  ---------------           Paid-in      Development    Development
                                               Shares         Amount        Capital         Stage          Stage          Total
                                               ------         ------        -------         -----          -----          -----

                                                       -  $           -  $           -  $           -  $           -  $           -

Issuance of common stock for cash                      -              -              -              -              -         80,000

Issuance of common stock as a restricted
  stock grant                                          -              -              -              -              -            667

Issuance of series A preferred stock
for cash                                               -              -      1,946,669              -              -      2,000,002

Issuance of series B preferred stock
for cash                                               -              -      1,846,525              -              -      1,848,780

Net loss, December 31, 2000                            -              -              -       (952,283)             -       (952,283)
                                           -------------  -------------  -------------  -------------  -------------  -------------


Balance at December 31, 2000                           -              -      3,793,194       (952,283)             -      2,977,166

Issuance of common stock related to
  SiteStream merger                                    -              -        261,037              -              -        290,041

Issuance of series C preferred stock,
for cash                                       1,730,000         17,300        847,700              -              -        865,000


Net loss, December 31, 2001                            -              -              -              -     (2,802,633)    (2,802,633)
                                           -------------  -------------  -------------  -------------  -------------  -------------

Balance at December 31, 2001                   1,730,000  $      17,300  $   4,901,931  $    (952,283) $  (2,802,633) $   1,329,574
                                           =============  =============  =============  =============  =============  =============


       See independent auditors' report and notes to financial statements.

                        VITALSTREAM, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE PERIODS FROM INCEPTION (MARCH 9, 2000) THROUGH
               DECEMBER 31, 2000 AND YEAR ENDED DECEMBER 31, 2001

                                                                                   Inception (Mar. 9,
                                                                                        2000)
                                                                                       Through             Year ending
                                                                                    Dec. 31, 2000         Dec. 31, 2001
                                                                                  ------------------    -----------------

OPERATING ACTIVITIES
Net Loss                                                                             $      (952,283)     $    (2,802,633)
Adjustments to net loss:
Depreciation/amortization                                                                     24,509              367,279
Loss on disposal of fixed assets                                                                   -              112,600
Changes in operating assets & liabilities
Accounts receivable                                                                                -               48,557
Prepaid expenses                                                                             (17,379)             (86,803)
Deposits                                                                                           -              (17,179)
Other current assets                                                                         (37,500)              32,821
Other assets                                                                                 (67,415)                   -
Accounts payable                                                                             205,152                7,506
Accrued compensation                                                                          24,169              102,897
Deferred compensation                                                                              -               51,230
Accrued expenses                                                                              44,750                6,618
                                                                                     ---------------      ---------------

TOTAL CASH USED IN OPERATIONS                                                               (775,997)          (2,177,107)
                                                                                     ---------------      ---------------
INVESTING ACTIVITIES

Proceeds from redemption of certificate of deposit                                                 -               60,709
Cash obtained from purchase of SiteStream                                                          -               39,068
Purchases of fixed assets                                                                   (518,426)            (210,943)
Payments on purchase of SiteStream                                                          (343,567)            (485,673)
                                                                                     ---------------      ---------------

NET CASH USED IN INVESTING ACTIVITIES                                                       (861,993)            (596,839)
                                                                                     ---------------      ---------------

FINANCING ACTIVITIES

Payments on notes payable                                                                          -              (97,814)
Payments on capital leases                                                                   (27,278)            (122,558)
Proceeds from issuance of preferred stock                                                  3,848,782              865,000
Proceeds from issuance of common stock                                                        80,000                    -
                                                                                     ---------------      ---------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                                  3,901,504              644,628
                                                                                     ---------------      ---------------

NET INCREASE (DECREASE) IN CASH                                                            2,263,514           (2,129,318)

Cash at the beginning of the period                                                                -            2,263,514
                                                                                     ---------------      ---------------

Cash at the end of the period                                                        $     2,263,514      $       134,196
                                                                                     ===============      ===============



Supplementary disclosure of cash paid during the period for:
     Interest                                                                        $             -      $        40,148
                                                                                     ===============      ===============

     Income taxes                                                                    $           800      $         1,600
                                                                                     ===============      ===============

Equipment acquired under capital leases                                              $        99,861      $       180,618
                                                                                     ===============      ===============


       See independent auditors' report and notes to financial statements.

                        VITALSTREAM, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 2001


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS AND BASIS OF PRESENTATION

     The Company was incorporated in Delaware on March 9, 2000 as Receive TV, Inc. and then later changed its name to VitalStream, Inc. The Company was in the development stage during the year ended December 31, 2000. The Company sells products and services that enable the digital broadcast of audio and video content and other communications via the Internet. The Company provides audio and video streaming, web conferencing, advanced media hosting, payment processing, and consulting services.

     GOING CONCERN

     The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's losses, negative cash flows from operations and the working capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, an additional cash infusion. As discussed in Note 10, the Company has merged with Sensar Corporation and received approximately $1.1 million in cash. Management believes that this transaction should provide access to additional cash required to fund the Company's operations, and the meeting of its obligations.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of VitalStream, Inc. and its wholly-owned subsidiary, SiteStream Incorporated. The term "Company" used herein means VitalStream, Inc and its subsidiary, unless otherwise indicated by the context. All material intercompany accounts and transactions have been eliminated.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the allowance for doubtful accounts, deferred tax asset valuation allowance and useful lives for depreciable and amortizable assets. Actual results could differ from those estimates.

     CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity at date of purchase of three months or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market value.

     CONCENTRATION OF BUSINESS AND CREDIT RISK

     The Company markets its services to companies and individuals in many industries and geographic locations. The Company's operations are subject to rapid technological advancement and competition in the industry.

     Accounts receivable represent financial instruments with potential credit risk. The Company sometimes offers its customers credit terms. The Company makes periodic evaluations of the creditworthiness of its customers and in nearly all cases retains physical possession of the customer's server as collateral in the event of non-payment. Small business customers to whom the Company provides services are normally billed through a direct credit card charge. In the event of non-payment or default, the Company has the ability to terminate services.

                            See independent auditors' report.

                        VITALSTREAM, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 2001

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     PROPERTY & EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized over the remaining lease term at the date of installation.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments. As of December 31, 2000 and December 31, 2001 the Company's capital lease obligations and notes payable have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

     REVENUE RECOGNITION

     Revenue consists primarily of fees for streaming media services, web hosting, managed services and sales of hardware. Streaming media service fees, which are typically usage-based, are recognized as the service is provided. Web hosting fees, generally consisting of fixed monthly amounts, are also recognized as the service is provided. Revenue from equipment sales is recognized when delivery is complete.

     RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred

     COST OF REVENUE

     Cost of revenue includes the direct costs of operating the Company's network, including telecommunications charges, depreciation on the Company's data center equipment and the cost of equipment sold to customers.

     NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, EARNINGS PER SHARE (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. All net loss per share amounts for all periods have been presented to conform to SFAS 128.

     Net loss per common share is computed using the weighted average number of common shares outstanding during the periods presented. Options to purchase shares of the Company's stock under its stock option plan may have a dilutive effect on the Company's earnings per share in the future but are not included in the calculation for 2000 and 2001 because they have an antidilutive effect in such periods.

     ADVERTISING COSTS

     Advertising and promotional materials are expensed when incurred. Total advertising costs were $66,624 and $146,414 for the periods from inception through December 31, 2000 and year ended December 31, 2001, respectively.

                        See independent auditors' report.

                        VITALSTREAM, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 2001


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     STOCK-BASED COMPENSATION



     The Company accounts for employee stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations (APB 25), and has adopted the "Disclosure only" alternative described in Statement of Financial Accounting Standards, (SFAS) No. 123, Accounting for Stock-Based Compensation.

     INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

     The primary difference between the Company's effective income tax rate and the statutory federal rate for the period from inception through December 31, 2000 and the year ended December 31, 2001 relates primarily to losses incurred for which no tax benefit was recognized, due to the uncertainty of their realization. The Company recorded a valuation allowance for 100% of its deferred tax benefit, which is mainly comprised of its loss carryforwards.

     At December 31, 2001, the Company has available for federal and state income tax purposes, net operating loss carryforwards of approximately $4,900,000, which begin to expire in 2008. Because of statutory "ownership changes", the amount of net operating losses which may be utilized in future years are subject to significant limitation.

     NEW ACCOUNTING STANDARDS
     The Financial Accounting Standards Board has adopted FAS No. 142 "Goodwill and Other Intangible Assets", which will be effective starting with the year ending December 31, 2002. Under this new pronouncement, Goodwill shall no longer be amortized, but shall be tested annually for impairment. An impairment loss, if any, shall then be recognized as an expense of the period.

2.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                               December 31,
                                                                          2000               2001
                                                                       ----------         ----------

Computers and office equipment                                         $  233,896       $   374,671
Data center equipment                                                      58,944           540,271
Furniture and fixtures                                                    110,108           110,966
Leasehold improvements                                                    215,339           256,630
                                                                       ----------       -----------
                                                                          618,287         1,282,538
Less accumulated depreciation and amortization                             24,509           367,123
                                                                       ----------       -----------
                                                                       $  593,778       $   915,415
                                                                       ==========       ===========

                        See independent auditors' report.

                        VITALSTREAM, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 2001

3.   COMMITMENTS AND CONTINGENCIES

     LEASE COMMITMENTS

     The Company leases facilities and equipment under various lease arrangements. The lease terms range from month-to-month to three years. In December 2000, the Company entered into a three-year lease agreement for its corporate facilities located in Irvine, California. Payments for the lease total $13,028 per month through November 2003. Additionally, the Company is required to pay its pro rata share of all taxes, building maintenance costs and insurance. As part of the agreement, the Company was required to provide security in the form of a deposit totaling $53,415. If the Company is not in default under its office lease, the landlord has agreed to return a portion of the security deposit in the form of credits against the basic rent in the amount of $39,084 as follows:


                              January 2002      $ 13,028
                              January 2003      $ 13,028
                              January 2004      $ 13,028


     Future minimum annual lease payments under noncancelable lease arrangements at December 31, 2001 are as follows:


                Calendar Year                            Capital leases     Operating lease
                -------------                            ---------------   ----------------
                    2002                                $      204,767     $      202,679
                    2003                                        82,447            211,471
                    2004                                        16,970                207

                  Less amounts representing interest           (57,674)
                                                         -------------
                                                               246,510
                  Less current portion                        (163,425)
                                                         -------------

                  Capital lease obligations due after
                   after one year                       $       83,085
                                                        ==============


     Rent expense under operating leases was $13,028 and $156,336 for the periods from inception through December 31, 2000 and year ended December 31, 2001, respectively. Assets capitalized under capital leases totaled $99,861 and $440,723 at December 31, 2000 and 2001, respectively. Accumulated amortization of assets capitalized under capital leases totaled $0 and $163,229 at December 31, 2000 and 2001, respectively. Amortization of assets capitalized under capital leases is included in depreciation and amortization expense.

     LEGAL MATTERS

     The Company is involved in certain legal actions and claims arising in the ordinary course of business. It is the opinion of management, that such litigation and claims will be resolved without a material effect on the Company's financial position.

                        See independent auditors' report.

                        VITALSTREAM, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 2001


4.   CONVERTIBLE PREFERRED STOCK

     In April 2000 the Company received $2,000,002 from the sale of 5,333,340 shares of Series A convertible preferred stock ("Series A Preferred Stock") in a private placement to a group of investors. In August 2000 the Company received $1,848,780 from the sale of 225,461 shares of Series B convertible preferred stock ("Series B Preferred Stock") in a private placement to a group of investors. In September 2001 the Company received $865,000 from the sale of 1,730,000 shares of Series C convertible preferred stock ("Series C Preferred Stock") in a private placement to a group of investors.

     Significant rights and privileges of the Series A preferred stock, Series B preferred stock and Series C preferred stock, collectively ("Preferred A, B & C Stock") are as follows:

     There are 5,333,340 shares of Series A Preferred Stock, 914,634 shares of Series B Preferred Stock and 5,500,000 shares of Series C Preferred Stock authorized. As of December 31, 2001, there were 5,333,340 shares of Series A Preferred Stock outstanding, held of record by 28 shareholders, 225,461 shares of Series B Preferred Stock outstanding held of record by 2 shareholders and 1,730,000 shares of Series C Preferred Stock outstanding, held by 15 shareholders.

     VOTING

     Holders of the outstanding Preferred Stock vote on an as-if-converted basis with the Common Stock on all matters except as otherwise provided by law or by the Company's Certificate of Incorporation.

     CONVERSION

     All outstanding shares of Preferred Stock are convertible at the option of the holder into Common Stock. All outstanding shares of Preferred Stock will convert automatically into Common Stock at their then respective effective conversion ratios upon the closing of: (i) a firm underwritten public offering of Common Stock at a public offering price greater than or equal to the conversion price per share then in effect for Series A, Series B and Series C, respectively, resulting in net proceeds to the Company of not less than $10,000,000; or (ii) if earlier, the date specified by the holders of a majority of the outstanding shares of each class, in separate class votes of the holders of Preferred A, B & C Stock, for the conversion of all outstanding shares of such class.
     The current conversion rate for a share of Series A Preferred Stock to the Company's Common Stock is one share of Common Stock for one share of Series A Preferred Stock. The current conversion rate for a share of Series B Preferred Stock to the Company's Common Stock is approximately 10.33 shares of Common Stock for one share of Series B Preferred Stock. The current conversion rate for a share of Series C Preferred Stock to the Company's Common Stock is one share of Common Stock for one share of Series C Preferred Stock. The Certificate of Incorporation of the Company provides for an adjustment in the Series A, B & C Preferred Stock in the event of stock splits, dividends, reclassifications of Common Stock, reorganizations, mergers, consolidations and sales of assets, subject to customary exceptions. In addition, if the Company issues certain additional equity securities under certain conditions with an effective purchase price less than the then applicable conversion price of the Series B Preferred Stock (a dilutive financing), holders of Series B Preferred Stock are entitled to adjustment of the conversion price then in effect based on a mathematical weighted average formula.

                        See independent auditors' report.

                        VITALSTREAM, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 2001

4.   CONVERTIBLE PREFERRED STOCK (Continued)

     LIQUIDATION

     In the event of any liquidation, dissolution or winding up of VitalStream, whether voluntary or involuntary, the holders of Series B Preferred Stock and Series C Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of Series A Preferred Stock or Common Stock, to be paid in cash, in respect of each share of Series B Preferred Stock held by such holder, $8.20 plus any declared but unpaid dividends, and, in respect of each share of Series C Preferred Stock held by such holder, $0.50 plus any declared but unpaid dividends. In the event of any liquidation, dissolution or winding up of VitalStream, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of Common Stock, to be paid in cash, in respect of each share of Series A Preferred Stock held by such holder, $0.375 plus any declared but unpaid dividends. Upon such liquidation, dissolution or winding up, if the assets to be distributed among the holders of the shares of Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock shall be insufficient to permit payment to the holders thereof of such amounts, then all of the assets of VitalStream then remaining and legally available for distribution shall be distributed ratably among the holders of the shares of Series C Preferred Stock and Series B Preferred Stock either until all such assets have been distributed or until payment of $0.50 is made to the Series C Preferred Stock holders and $8.20 is made to the Series B Preferred Stock holders, then ratably to the holders of the shares of Series A Preferred Stock.

     DIVIDENDS

     No dividends may be declared or paid on the Company's Common Stock unless simultaneously therewith dividends in a specified amount are first paid, or a distribution is made, ratably, on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The Company has never declared or paid any dividends and does not plan to pay any dividends in the foreseeable future.

     The board of directors has the authority to issue up to 15,000,000 shares of preferred stock in one or more series without any further action or vote by the stockholders. In addition, the board of directors is authorized, without stockholder approval, to fix the rights, preferences, privileges and restrictions granted to or imposed upon such preferred stock, including: dividend rights; conversion rights; terms of redemption; liquidation preferences; voting rights; sinking fund terms; and the number of shares constituting any series or the designation of such series.

5.   STOCK OPTIONS, WARRANTS AND STOCK GRANTS

     The Company has a stock option/stock issuance plan ("Stock Option Plan") that provides for the granting of incentive stock options, non-statutory stock options or shares of common stock directly to certain key employees, members of the Board of Directors, consultants and independent contractors according to the terms of the plan.

     Options issued in 2000 and 2001 were issued under the Stock Option Plan. There were no stock grants made under the plan in either 2000 or 2001. This plan provided for issuance of options to purchase common stock of the Company at 100% of the fair market value at the time of grant with vesting generally over a three-year period. Options under this plan were issued solely to employees and consultants of the Company. In May 2001 the board of directors, with shareholder approval, increased the amount of shares available for grant by 2,000,000, taking the total amount available to 4,000,000. As of December 31, 2001, options granted and outstanding under the Stock Option Plan totaled 2,723,168.

                        See independent auditors' report.

                        VITALSTREAM, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 2001

5.   STOCK OPTIONS, WARRANTS AND STOCK GRANTS (Continued)

     STOCK-BASED COMPENSATION

     SFAS 123, Accounting for Stock-Based Compensation, requires pro forma information regarding net income (loss) using compensation that would have been incurred if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of options granted have been estimated at $0 at the date of grant using the minimum value option pricing model using the following assumptions:

                  Risk free interest rate                       4.89% to 6.05%
                  Stock volatility factor                       None
                  Weighted average expected option life         5 Years
                  Expected dividend yield                       None

     No compensation expense was recorded for the periods from inception through December 31, 2000 and year ended December 31, 2001. Therefore pro forma net loss would be the same as net loss presented on the statements of operations. For purposes of determining pro forma amounts, the estimated fair value of the options would be amortized to expense over the options' vesting periods. The Company's compensation expense used in determining the pro forma information may not be indicative of such expense in future periods.

     A summary of the Company's stock option activity and related information follows:

                                            Inception (Mar. 9, 2000) through                    Year ended
                                                     Dec. 31, 2000                             Dec. 31, 2001
                                    ----------------------------------------------  ------------------------------
                                                              Weighted average                   Weighted average
                                                 Options       exercise prices      Options       exercise prices
                                                ---------     -------------------   -----------  -----------------

tstanding-beginning of year                           -                 -             501,668     $     0.44
Granted                                         1,001,668     $        0.41           2,275,500     $     0.43
Exercised                                               -                 -                   -              -
Forfeited                                        (500,000)    $        0.38             (54,000)    $     0.82
                                                ---------     -------------           ---------     ----------
Outstanding- end of period                        501,668     $        0.44           2,723,168     $     0.42
                                                =========     =============           =========     ==========
Exerciseable at the end of period                       -                 -             377,434     $     0.46
                                                =========     =============           =========     ==========
Weighted average fair value of
  options granted during the year                             $           -                         $        -
                                                              =============                         ==========

     The details of the options outstanding as of December 31, 2001 are as follows:

                                     Number of                Weighted Average
             Exercise                 Options              Remaining Contractual              Options
               Price                Outstanding                 Life (years)                Exercisable
             --------               -----------            ---------------------            -----------
               $0.42                 2,723,168                      4.50                      377,434

                        See independent auditors' report.

                        VITALSTREAM, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 2001

5.   STOCK OPTIONS, WARRANTS AND STOCK GRANTS (Continued)

     STOCK WARRANTS

     On July 30, 2000, the Company granted to an advisor and shareholder, warrants to purchase 133,336 shares of the Company's Common stock at an exercise price of $0.38 per share. The warrants became exercisable on the grant date, and expire on July 30, 2005.

     On October 15, 2001, the Company granted to one of its vendors, warrants to purchase 10,000 shares of the Company's Common stock at an exercise price of $0.50 per share. The warrants became exercisable on the grant date, and expire on October 15, 2006.

6.   COMMON STOCK

     At December 31, 2001, 12,258,283 shares of the Company's common stock were reserved for issuance as follows:

                Series A preferred stock        5,333,340
                Series B preferred stock        2,328,439
                Series C preferred stock        1,730,000
                Warrants                          143,336
                Options                         2,723,168
                                               ----------
                  Total                        12,258,283
                                               ==========

7.   CONCENTRATIONS

     At December 31, 2001, the Company had no material concentration of revenue from a single customer. Accounts receivable from two customers accounted for approximately 32% of total accounts receivable at December 31, 2001.

8.   SITESTREAM PURCHASE

     In March 2001, the Company acquired SiteStream Incorporated which became a wholly owned subsidiary of the Company. The total consideration given in the transaction was 2,900,407 shares of the Company's Common stock, $22,500 cash to two dissenting shareholders and $706,740 of note forgiveness. The Company recorded the acquisition under the purchase method of accounting. Goodwill of $986,565 was recorded on the Company's financial statements as a result of the transaction. The Company amortizes its goodwill over 40 years, and recorded $24,665 of amortization during the year ended December 31, 2001.

     A balance of $343,567 was invested in SiteStream at December 31, 2000 through advances and direct acquisition costs.

     In connection with that transaction, and under separate employment agreements with them, the Company issued, subsequent to December 31, 2001, to two former executive officers of SiteStream and now employees of the Company a total of 90,184 shares of the Company's Common Stock. Of the 90,184 shares, 50,854 shares were issued on January 16, 2002 and 39,330 shares were issued on February 1, 2002.

                        See independent auditors' report.

                        VITALSTREAM, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 2001

9.   RELATED PARTY TRANSACTIONS

     In March 2000, the two founders of the Company who are also directors and executive officers each purchased 4,000,000 shares of the Company's Common Stock for $.01 per share.
     In August 2000, the father of one of the Company's officers and directors was granted options to purchase 33,334 shares of the Company's Common Stock at the then fair market value of $0.82 per share in exchange for advisory services to be provided to the Company.

     Lyme Investments, LLC, which is controlled by a director of the Company, purchased 66,668 shares of the Company's Series A Preferred Stock in April 2000. All Series A Preferred Stock was purchased at the offering price of $0.375 per share. In June 2000, a director, was granted 66,668 shares of VitalStream Common Stock. These shares are subject to a restricted stock agreement, which provides that the shares are partially forfeitable if the director ceases to serve the Company as a consultant or director in the three year period following the grant of such shares to him.

     During 2001, the Company entered into three separate leases totaling approximately $80,000 in principal, in which the payments are personally guaranteed by two of the Company's officers and directors.

     In September 2001, three of the company's officers (two of whom are also directors) and a director, purchased shares of the Company's Series C Preferred Stock in the Company's private placement. Shares were purchased at the offering price.

     When the Company acquired SiteStream Incorporated in March 2001, it assumed loans payable to two of SiteStream's officers, totaling $110,384. The Company repaid $45,631 during 2001. The balance of the note in the amount of $64,753 at December 31, 2001, bears interest at 4.86% and is due in March 2002.

10.  SUBSEQUENT EVENTS

     On April 23, 2002, Sensar Corporation ("Sensar") and VitalStream Operating Corporation, a wholly owned subsidiary of Sensar ("Merger Sub"), consummated a merger (the "Merger") with VitalStream, Inc. ("VitalStream"), pursuant to which Merger Sub was merged with and into VitalStream, with VitalStream surviving as a wholly owned subsidiary of Sensar. In connection with the merger, all officers and directors of Sensar resigned and were replaced by the management team and directors of VitalStream. Sensar's outstanding shares of common stock are traded on the over the counter market under the symbol "SCII".

     As a result of the merger, all of the outstanding shares of VitalStream capital stock were converted into the right to receive an aggregate of 15,228,521 shares of Sensar common stock, representing approximately 69% of the outstanding shares of Sensar following the merger. In addition, the approximately 80 former VitalStream shareholders will have the right to receive contingent consideration up to an additional 13,000,282 common shares of Sensar, potentially increasing their aggregate ownership to approximately 80%.

     For accounting purposes, the merger was treated as a recapitalization of VitalStream. Pro forma loss per share is calculated for all periods using the historical shares of Vitalstream adjusted by the exchange ratio with Sensar.

                        See independent auditors' report.

                        SITESTREAM, INC., DBA PUBLICHOST

                                    CONTENTS

                                                                     PAGES
INDEPENDENT AUDITORS' REPORT                                         F-17

BALANCE SHEETS                                                       F-18

STATEMENTS OF OPERATIONS                                             F-19

STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)                         F-20

STATEMENTS OF CASH FLOWS                                             F-21

NOTES TO FINANCIAL STATEMENTS                                    F-22 - F-28

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
SiteStream Incorporated, dba PublicHost


     We have audited the accompanying balance sheets of SiteStream Incorporated, dba PublicHost as of December 31, 1999 and 2000, and the related statements of operations, shareholders' equity and cash flows for the years than ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SiteStream Incorporated dba Public Host at December 31, 1999 and 2000, and the results of its operations and its cash flows for the years ended December 31, 1999 and 2000 in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans with regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California

February 13, 2002

                         SITESTREAM, INC. DBA PUBLICHOST
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 2000

                                                                 December 31,    December 31,
                                                                 ------------    ------------
                                                                     1999            2000
                                                                     ----            ----

                              ASSETS

Current assets
Cash and cash equivalents                                        $    216,588   $           -
Accounts receivable, note 11                                           16,315         118,694
Other current assets                                                   11,057               -
                                                                 ------------   -------------
Total Current Assets                                                  243,960         118,694

Property and equipment, net, note 2                                   334,484         355,597
Restricted cash, note 3                                               112,000          60,709
Deposits                                                               14,915          14,915
                                                                 ------------   -------------

TOTAL ASSETS                                                     $    705,359   $     549,915
                                                                 ============     ===========

        LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities
Bank overdraft                                                   $          -   $      12,348
Current portion of note payable                                        36,213          38,351
Current portion of capital lease obligations                           81,375          90,166
Accounts payable                                                       63,394         284,501
Accrued salaries                                                       41,429          71,569
Other accrued expenses                                                      -          58,945
Note payable - VitalStream, Inc., note 12                                   -         290,899
Notes payable to officers, note 12                                          -         110,385
                                                                 ------------   -------------
Total Current Liabilities                                             222,411         957,164

Note payable, net of current portion, note 3                           61,512          23,215
Capital lease obligations, net of current portion, note 5              96,932          47,367

COMMITMENTS AND CONTINGENCIES, NOTE 5

Shareholders' equity (deficit), notes 6, 7 and 8 Series A
 redeemable convertible preferred stock, par value $0.001;
 authorized shares, 1,100,000; issued and outstanding
 shares, 1,000,000;
 liquidation preference, $1,000,000                                     1,000           1,000
Common stock, par value $ 0.001; authorized
  shares, 100,000,000; issued and outstanding
  shares, 1,125,000                                                     1,125           1,125

Additional paid in capital                                            892,363         892,363

Accumulated deficit                                                  (569,984)     (1,372,319)
                                                                 ------------   -------------

TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                  324,504        (477,831)
                                                                 ------------   -------------

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY (DEFICIT)                                 $    705,359   $     549,915
                                                                 ============   =============

       See independent auditors' report and notes to financial statements.

                         SITESTREAM, INC. DBA PUBLICHOST
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000

                                                                   Year ended     Year ended
                                                                 Dec. 31, 1999  Dec. 31, 2000
                                                                 -------------  -------------

REVENUE, note 7                                                  $      44,956  $   1,251,964

COSTS AND EXPENSES
Cost of revenue                                                         82,700        571,396
Selling, general and administrative                                    479,968      1,276,426
Depreciation and amortization                                           63,741        168,338
                                                                 -------------  -------------

TOTAL COSTS AND EXPENSES                                               626,409      2,016,160
                                                                 -------------  -------------

LOSS FROM OPERATIONS                                                  (581,453)      (764,196)
                                                                 -------------  -------------

OTHER INCOME (EXPENSES)
Interest income                                                         21,683          4,820
Interest expense                                                       (11,473)       (42,959)
Other income                                                             1,259              -
                                                                 -------------  -------------
                                                                        11,469        (38,139)
                                                                 -------------  -------------

NET LOSS                                                         $    (569,984) $    (802,335)
                                                                 =============  =============

       See independent auditors' report and notes to financial statements.

                         SITESTREAM, INC. DBA PUBLICHOST
                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000

                                                              Series A
                                    Common stock          Preferred stock      Additional
                                 -------------------    ---------------------    paid-in       Accumulated
                                 Shares       Amount    Shares        Amount     Capital          Deficit       Total
                                 ---------   -------    ----------   --------  ----------      ------------   ----------

Balance at January 1, 1999       1,125,000   $ 1,125             -   $      -   $     375      $          -   $    1,500
Issuance of series A
  preferred stock for cash               -         -     1,000,000      1,000     891,988                 -      892,988

Net loss                                 -         -             -          -           -          (569,984)    (569,984)
                                 ---------   -------     ---------   --------   ---------      ------------   ----------

Balance at December 31, 1999     1,125,000     1,125     1,000,000      1,000     892,363          (569,984)     324,504


Net loss                                 -         -             -          -           -          (802,335)    (802,335)
                                 ---------   -------     ---------   --------   ---------      ------------   ----------

Balance at December 31, 2000     1,125,000   $ 1,125     1,000,000   $  1,000   $ 892,363      $ (1,372,319)  $ (477,831)
                                 =========   =======     =========   ========   =========      ============   ==========


       See independent auditors' report and notes to financial statements.

                         SITESTREAM, INC. DBA PUBLICHOST
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000

                                                                   Year ended     Year ended
                                                                 Dec. 31, 1999  Dec. 31, 2000
                                                                 -------------  -------------

OPERATING ACTIVITIES
Net loss                                                         $    (569,984) $    (802,335)
Adjustment to net loss:
Depreciation and amortization                                           63,741        168,338
Change in operating assets and liabilities:
Accounts receivable                                                    (16,315)      (102,379)
Other current assets                                                   (11,057)        11,057
Deposits                                                               (14,915)             -
Accounts payable                                                        63,395        221,108
Accrued liabilities                                                     41,429         89,083
                                                                 -------------  -------------
NET CASH USED IN OPERATING ACTIVITIES                                 (443,706)      (415,128)
                                                                 -------------  -------------

INVESTING ACTIVITIES
Additions to property and equipment                                   (202,035)      (145,399)
                                                                 -------------  -------------

NET CASH USED IN INVESTING ACTIVITIES                                 (202,035)      (145,399)
                                                                 -------------  -------------

FINANCING ACTIVITIES
Bank overdraft                                                               -         12,348
Reduction in restricted cash                                                 -         51,291
Note payable - VitalStream, Inc., note 12                                    -        290,900
Notes payable to officers, note 12                                    (112,000)             -
Proceeds from note payable                                             112,000              -
Proceeds from officer loans                                                  -        110,385
Proceeds from issuance of Series A preferred stock                     892,988              -
Payments on note payable                                               (14,276)       (36,159)
Repayment of capital lease obligations                                 (17,883)       (84,826)
                                                                -------------  -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                              860,829        343,939
                                                                -------------  -------------
Net increase (decrease) in cash and cash equivalents                   215,088       (216,588)
Cash and cash equivalents at beginning of year                           1,500        216,588
                                                                 -------------  -------------
Cash and cash equivalents at end of year                         $     216,588  $           -
                                                                 =============  =============

Supplementary disclosure of cash paid during the period for:
Interest                                                         $      11,473  $      42,959
                                                                 =============  =============
Income taxes                                                     $           -  $           -
                                                                 =============  =============

Supplementary disclosure of non-cash transactions:
Equipment acquired under capital lease agreements                $     196,190  $      44,054
                                                                 =============  =============


       See independent auditors' report and notes to financial statements.

                     SITESTREAM INCORPORATED, DBA PUBLICHOST
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS AND BASIS OF PRESENTATION

     The Company was incorporated in California on November 3, 1998, and began doing business as PublicHost on October 1, 1999. The Company provides a comprehensive array of data services including server co-location, e-mail, hosting, domain name registration, private network services and consulting to business customers and other large institutions through its fully redundant, high-speed network.

     GOING CONCERN

     The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.

     The Company's losses, negative cash flows from operations and the working capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion. As discussed in note 9, the Company was subsequently acquired and became a wholly owned subsidiary of VitalStream, Inc. Management believes that this transaction should provide access to the additional cash required for the Company's operations, and the meeting of its obligations.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the allowance for doubtful accounts, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

     CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity at date of purchase of three months or less, excluding restricted cash, to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market value.

     CONCENTRATIONS OF BUSINESS AND CREDIT RISK

     The Company operates in a single industry segment: the provision of hosting and related services and sales. The Company markets its services to companies and individuals in many industries and geographic locations. The Company's operations are subject to rapid technological advancement and intense competition in the telecommunications industry.

     Accounts receivable represent financial instruments with potential credit risk. The Company typically offers its customers credit terms. The Company makes periodic evaluations of the credit worthiness of its customers and other than obtaining deposits pursuant to its policies, it generally does not require collateral. Individuals to whom the Company provides services are normally billed through a direct credit card charge. In the event of nonpayment, the Company has the ability to terminate services.

                        See independent auditors' report.

                     SITESTREAM INCORPORATED, DBA PUBLICHOST
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, generally three years. Leasehold improvements are amortized over the lease term, two years.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments. As of December 31, 1999 and December 31, 2000, the Company's capital lease obligations and notes payable have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

     REVENUE RECOGNITION

     Revenue is primarily derived from recurring monthly Internet access fees and related installation charges. Hosting fees, generally consisting of fixed monthly amounts, are recognized as the service is provided. Revenue is also derived from equipment sales and from computer programming and consulting services. Equipment sales are recognized when delivery is complete. Programming and consulting service fees are recognized as such services are provided.

     COST OF REVENUE

     Cost of revenue includes the direct costs of operating the Company's network, including telecommunications charges and the cost associated with sales of equipment.

     ADVERTISING COSTS

     The Company expenses the cost of advertising and promotional materials when incurred. Total advertising costs were $0 and $15,170 for the years ended December 31, 1999 and 2000 respectively.

     STOCK-BASED COMPENSATION

     The Company accounts for employee stock option grants in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and related interpretations (APB 25), and has adopted the "Disclosure only" alternative described in Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

     INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

                        See independent auditors' report.

                     SITESTREAM INCORPORATED, DBA PUBLICHOST
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000


2.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                      December 31,     December 31,
                                                          1999             2000
                                                      ------------     ------------
     Computers and office equipment                   $     54,095     $     60,107
     Data center equipment                                 307,361          490,800
     Furniture and fixtures                                  5,459            5,459
     Leasehold improvements                                 31,310           31,310
                                                           398,225          587,676
                                                      ------------     ------------

     Less accumulated depreciation and amortization         63,741          232,079
                                                      ------------     ------------

                                                      $    334,484     $    355,597
                                                      ============     ============

3.   NOTES PAYABLE

     Note payable bearing interest at 5.75%,
     principle and interest payable in monthly
     installments of $3,408 through July 2002,
     secured by certificate of deposit with
     Comerica Bank, and all assets of the Company.    $     97,725     $     61,566
                                                      ------------     ------------

     Less current portion                                   36,213           38,351
                                                      ------------     ------------

                                                      $     61,512     $     23,215
                                                      ============     ============

4.   INCOME TAXES

     The primary difference between the Company's effective income tax rate and the statutory federal rate for the years ended December 31, 1999 and 2000 relates primarily to losses incurred for which no tax benefit was recognized, due to the uncertainty of its realization. The Company recorded a valuation allowance for 100% of its deferred tax benefit, which is also mainly comprised of its loss carryforwards.

                        See independent auditors' report.

                     SITESTREAM INCORPORATED, DBA PUBLICHOST
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000

5.   COMMITMENTS AND CONTINGENCIES

     LEASE COMMITMENTS

     The Company leases facilities and equipment under various lease arrangements. The lease terms range from month-to-month to three years. In May 1999, the Company entered into a two-year lease agreement for its corporate facilities located in Irvine, California. Payments for the lease total $7,117 per month through June 2000, with escalation to $7,337 beginning in July 2000. As part of the agreement, the Company was required to provide security in the form of a deposit totaling $10,000.
     Future minimum annual lease payments under noncancelable operating lease arrangements at December 31, 2000 total $44,016 to be paid in 2001.

        Rent expense under operating leases were $53,378 and $87,156 for the year ended December 31, 1999 and 2000 respectively. Amortization of assets capitalized under capital leases is included in depreciation and amortization expense.

6.   SERIES A CONVERTIBLE PREFERRED STOCK

     Significant rights and privileges of the Series A convertible preferred stock ("Series A Preferred Stock") are as follows:

     CONVERSION

     The Series A Preferred Stock will be convertible, at the option of the holder at any time after issuance, at the rate of one share of Common Stock for each share of Series A Preferred Stock. The conversion rate will be subject to adjustments from time to time in the event of certain stock dividends, stock divisions or combinations of the Common Stock, issuance of convertible securities with a conversion rate less than the then current conversion rate of the Series A Preferred Stock, or sale of Common Stock at a price less than the current conversion rate of the Series A Preferred Stock. In the case of a consolidation or merger of the Company with or into any other corporation, or in case of any sale or transfer of substantially all the assets of the Company, a holder of Series A Preferred Stock will be entitled to receive on conversion the consideration which the holder would have received had he converted immediately prior to the occurrence of the event. No adjustment in the conversion rate will be required unless it would result in a less than $.01 change in the rate; however, any adjustment not made will be carried forward. The Series A Preferred Stock will automatically be converted into Common Stock at the then current conversion rate in the event of an underwritten public offering of the Company's Common Stock at a price of not less than $10 per share and at an aggregate offering price of not less than $4 million.

7.   SERIES A CONVERTIBLE PREFERRED STOCK

     VOTING

     The holders of Series A Preferred Stock will be entitled to vote, on the basis of one vote for each share of Common Stock issuable upon conversion, with the holders of Common Stock as a single class on all matters upon which shareholders have the right to vote, except that the holders of Series A Preferred Stock, other than current shareholders of the Company, have the right, voting as a class, to elect one Director so long as such holders own at least 100,000 shares of Series A Preferred Stock. In addition, the approval of at least 66 2/3% of the Series A Preferred Stock then outstanding will be required to amend, alter or repeal any provisions of the Resolution, to authorize any reclassification of the Series A Preferred Stock so as to affect adversely the rights, preferences, or privileges of the Series A Preferred Stock either directly or indirectly or through merger or consolidation, to authorize the issuance of any equity securities equal to or senior to the Series A Preferred Stock in liquidation or the payment of dividends, or to authorize the issuance of any additional shares of Series A Preferred Stock.

                        See independent auditors' report.

                     SITESTREAM INCORPORATED, DBA PUBLICHOST
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000

7.   SERIES A CONVERTIBLE PREFERRED STOCK (Continued)

     LIQUIDATION

     Holders of Series A Preferred Stock will be entitled to receive $1.00 per share (plus declared, but unpaid dividends), and no more, before any distribution or payment is made to holders of Common Stock or other junior stock in the event of the dissolution, liquidation or winding up of the Company, if, in any such event, the assets of the Company are insufficient to permit full payment, the holders of Series A Preferred Stock will be entitled to a ratable distribution of the available assets. A consolidation, merger or sale of all or substantially all of the assets of the Company will not be considered a liquidation, dissolution or winding up for these purposes.

     DIVIDENDS

     Holders of the Series A Preferred Stock are entitled to an annual non-cumulative dividend of $0.10 per share prior to any distribution with respect to Common Stock, payable when and if declared by the Board of Directors.

     WARRANTS

     Warrants to purchase 100,000 shares of preferred stock were issued to agents of Meridian Capital Group, Inc., the investment company who facilitated the issuance of the 1,000,000 shares of Series A preferred stock. These warrants provide for an exercise price of $1.00 per share, and expire in April 2004.

8.   STOCK OPTIONS

     The Company has a stock option plan that provides for the granting of incentive or non-statutory stock options to certain key employees, members of the Board of Directors, consultants and independent contractors.

     Options issued in 1999 and 2000 were issued under the Stock Option Plan. This plan provided for issuance of options to purchase common stock of the Company at 100% of the fair market value at the time of grant with vesting generally over a three-year period. Options under this plan were issued solely to employees of the Company. As of December 31, 1999 and 2000, options granted and outstanding under the Stock Option Plan totaled 157,000 and 177,000 respectively.

9.   STOCK OPTIONS

     STOCK-BASED COMPENSATION

     SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires pro forma information regarding net income (loss) using compensation that would have been incurred if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of options granted have been estimated at the date of grant using the minimum value option pricing model using the following assumptions:

                Risk free interest rate                          5.80% to 6.28%
                Stock volatility factor                          None
                Weighted average expected option life            10 years
                Expected dividend yield                          None


     For purposes of determining pro forma amounts, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's compensation expense used in determining the pro forma information may not be indicative of such expense in future periods.

                        See independent auditors' report.

                     SITESTREAM INCORPORATED, DBA PUBLICHOST
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000

9.   STOCK OPTIONS (Contined)

     The Company's pro forma information follows:


                              December 31, 1999                 December 31, 2000
                              -----------------                 -----------------
                          As reported     Pro forma        As reported      Pro forma
                          -----------     ---------        -----------      ---------
          Net loss        $ (581,453)    $ (607,593)       $   (802,337)    $(828,477)
                          ==========     ==========        ============     =========

     A summary of the Company's stock option activity and related information follows:

                                                  December 31, 1999         December 31, 2000
                                                             Weighted                   Weighted
                                                              average                    average
                                                             exercise                   exercise
                                                Options       prices        Options      prices
                                              ----------   -----------     ---------   ---------
Outstanding -beginning of year                         -   $         -       157,000   $    1.00
Granted                                          157,000          1.00        20,000        1.00
Exercised                                              -             -             -           -
Forfeited                                              -             -             -           -
                                                 -------   -----------     ---------   ---------

Outstanding - end of year                        157,000   $      1.00       177,000   $    1.00
                                                 =======   ===========     =========   =========

Exercisable at the end of year                         -   $         -     $  47,833   $    1.00
                                                 =======   ===========     =========   =========
Weighted average fair value of
  options granted during the year                          $      0.45                 $    0.45
                                                           ===========                 =========

     STOCK-BASED COMPENSATION (CONTINUED)

     The weighted average remaining contractual life of options as of December 31, 2000 was as follows:

                          Number of     remaining
              Exercise     options     contractual      Options
                price    outstanding   life (years)   exercisable
              --------   -----------   -----------    -----------

              $  1.00       177,000           8.64         47,833


10.  COMMON STOCK

     At December 31, 2000, 1,177,000 shares of the Company's common stock were reserved for issuance as follows:

          Series A Preferred Stock                      1,000,000
          Options                                         177,000
                                                        ---------
                                                        1,177,000
                                                        =========


                        See independent auditors' report.

                     SITESTREAM INCORPORATED, DBA PUBLICHOST
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 2000

11.  CONCENTRATIONS

     CUSTOMERS

     For the year ended December 31, 2000, the Company had two major customers who represented 35% of total revenue. For the year ended December 31, 1999, the Company had four major customers who represent 86% of total revenue.

     Total accounts receivable from three customers represented 49% of total amounts due from customers at December 31, 2000. Total account receivables from four customers represented 85% of total amount due from customers at December 31, 1999.

12.  RELATED PARTY TRANSACTIONS

     For the year ended December 31, 2000, two officers advanced the Company $110,385. These advances, secured by all assets of the Company, bear interest at 6% and are due on demand. The balance of these advances at December 31, 2000, was $110,385.

     During the year, Vitalstream, Inc. (see note 13) advanced $290,900 to the Company.

13.  SUBSEQUENT EVENT

     On March 14, 2001, the Company was acquired and became a wholly owned subsidiary of VitalStream, Inc.

                        See independent auditors' report.

                        VITALSTREAM, INC. AND SUBSIDIARY
                           CONSOLDIATED BALANCE SHEET
                                 MARCH 31, 2002
                                   (Unaudited)

                                                                                March 31, 2002
                                                                                --------------
                                     ASSETS

Current assets:
Cash                                                                            $      112,671
Accounts receivable, net of allowance
     For doubtful accounts of $59,146                                                  252,563
Prepaid expenses                                                                        60,221
Deferred acquisition costs                                                              89,474
Other current assets                                                                    13,702
                                                                                --------------
Total current assets                                                                   528,631
                                                                                --------------
Fixed assets, net                                                                      856,540
                                                                                --------------
Goodwill                                                                               961,900
Other assets                                                                            76,595
                                                                                --------------

TOTAL ASSETS                                                                    $    2,423,666
                                                                                ==============

                       LIABILITIES & SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable                                                                $      615,402
Accrued compensation                                                                   187,987
Notes payable to officers                                                               63,729
Note payable - Sensar Corp.                                                            400,000
Current portion of capital leases                                                      159,274
Accrued expenses                                                                        77,307
                                                                                --------------
                                                                                     1,503,699
Total current liabilities
Capital lease liability                                                                103,701
Long-term liabilities                                                                    8,000

Shareholders' equity:

Series C convertible preferred stock, par value  $0.01;
 authorized shares, 5,500,000; issued and  outstanding shares
 1,730,000; liquidation  preference, $865,000                                           17,300
Series B convertible preferred stock, par value  $0.01;
 authorized shares, 914,634; issued and outstanding shares,
 225,461; liquidation preference, $1,848,780                                             2,255

Series A convertible preferred stock, par value  $0.01;
 authorized shares, 5,333,340; issued and outstanding shares,
  5,333,340; liquidation preference, $2,000,002                                         53,333

Common stock, par value $0.01; authorized shares,
 40,000,000; issued and outstanding
 shares 11,557,259                                                                     115,573

Additional paid-in capital                                                           5,068,575
Deferred compensation                                                                 (114,000)
Accumulated deficit                                                                 (4,334,770)
                                                                                --------------
Total Shareholders' equity                                                             808,266
                                                                                ==============

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                                        $    2,423,666
                                                                                ==============

                        VITALSTREAM, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       FOR THE THREE MONTH PERIODS ENDING
                             MARCH 31, 2002 AND 2002
                                   (Unaudited)

                                                  Three months ended March 31,
                                                 -----------------------------
                                                      2001            2002
                                                 --------------   ------------
Revenue                                          $       40,172   $    682,572
Cost of revenue                                          38,948        301,795
                                                 --------------   ------------

Gross Profit                                              1,224        380,777
Research & development                                   57,131         67,404
Sales & marketing                                       272,811        381,979
General & administrative                                341,996        485,114
                                                 --------------   ------------
Operating Loss                                         (670,714)      (553,720)

Other income (expense):
Interest income                                          22,739              -
Interest expense                                         (1,384)       (14,811)
Income tax expense                                       (1,600)             -
Other expense                                                 -        (11,323)
                                                --------------   ------------
Net other income (expense)                               19,755        (26,134)
                                                 --------------   ------------
Net Loss                                         $     (650,959)  $   (579,854)
                                                 ==============   ============
Basic and diluted net loss per common share      $        (0.06)  $      (0.05)
                                                 ==============   ============
Shares used in computing basic and diluted
  net loss per common share                          10,967,075     11,557,259
                                                 ==============   ============
Pro Forma loss per share (Note 3)                $        (0.06)  $      (0.04)
                                                 ==============   ============
Shares used in computing pro forma
  net loss per share (Note 3)                        11,784,907     15,013,425
                                                 ==============   ============

                        VITALSTREAM, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                    FOR THE YEAR ENDED DECEMBER 31, 2001 AND
                   THE THREE MONTH PERIOD ENDED MARCH 31, 2002
                                   (Unaudited)

                                                                                                    Additional   Deferred
                                            Series A           Series B             Series C          paid-in    Compensa-
                  Common Stock          Preferred Stock      Preferred Stock     Preferred Stock      Capital     tion
                -----------------     --- ---------------  ------------------   ------------------  ----------   ---------
                 Shares      Amount     Shares    Amount    Shares     Amount    Shares    Amount
                ---------  ---------  ---------- --------  ---------  -------   --------  -------

Balance at
January 31,
2001                       8,066,668    80,667  5,333,340    53,333    225,461    2,255         -         -      3,793,195

Issuance of
common stock
elated to
Site Stream
Merger          2,900,407     29,004          -         -          -        -          -         -     261,037

Issuance of
Series C
preferred
stock, for
cash                    -          -          -         -          -        -  1,730,000    17,300     847,700
Net loss,
December 31,
2001                    -          -          -         -          -        -          -         -           -
               ----------  ---------  ---------  --------  ---------  -------  ---------  --------  ----------   ---------
Balance of
December 31,
2001           10,967,075    109,671  5,333,340  $ 53,333  $ 225,461  $ 2,255  1,730,000  $ 17,300  $4,901,932
               ----------  ---------  ---------  --------  ---------  -------  ---------  --------  ----------   ---------
Issuance of
common stock
as a
restricted
stock grant       500,000      5,000          -         -          -        -          -         -     145,000    (150,000)

Amortization
of deferred
compensation            -          -          -         -          -        -          -         -           -      36,000

Issuance of
common stock
related to
SiteStream
Merge              90,184        902          -         -          -        -          -         -      21,644
                ----------  ---------  ---------  --------  ---------  -------  ---------  --------  ----------   ---------
Net loss,
March 31,
2002                    -          -          -         -          -        -          -         -           -
               ----------  ---------  ---------  --------  ---------  -------  ---------  --------  ----------   ---------
Balance at
March 31,
2002           11,557,259  $ 115,573  5,333,340  $ 53,333    225,461  $ 2,255  1,730,000    17,300   5,068,576   $(114,000)
               ----------  ---------  ---------  --------  ---------  -------  ---------  --------  ----------   ---------

                 Accumu-
                  lated
                 Deficit          Total
               ------------     -----------

Balance at
January 31,
2001               (952,283)      2,977,166

Issuance of
common stock
related to
Site Stream
Merger                    -         290,041

Issuance of
Series C
preferred
stock, for
cash                      -         865,000

Net loss,
December 31,
2001             (2,802,639)     (2,802,639)

               ------------    ------------
Balance of
December 31,
2001           $ (3,754,922)   $  1,329,568
               ------------    ------------

Issuance of
common stock
as a
restricted
stock grant               -               -

Amortization
of deferred
compensation              -          36,000

Issuance of
common stock
related to
SiteStream
Merge                     -          22,546
               ------------    ------------
Net loss,
March 31,
2002               (579,854)       (579,854)
               ------------    ------------

Balance at
March 31,
2002           $ (4,334,776)   $    808,260

               ------------    ------------


                        VITALSTREAM, INC. AND SUBSDIAIRY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE THREE MONTH PERIODS ENDED
                             MARCH 31, 2001 AND 2002
                                   (Unaudited)

                                                                   Three months ended March 31,
                                                                ---------------------------------
                                                                      2001              2002
                                                                ----------------    -------------

OPERATING ACTIVITIES
NET LOSS                                                        $       (650,959)   $    (579,854)
Adjustments to net loss:
Stock issued related to SiteStream merger                                      -           22,546
Depreciation/amortization                                                 36,405          149,897
Loss on sale of equipment                                                      -           11,327
Changes in operating assets & liabilities
Accounts receivable (net)                                                    783          (70,823)
Prepaid expenses                                                         (23,348)          43,961
Other assets                                                              29,755             (129)
A/P                                                                      (55,425)         169,632
Accrued compensation                                                      57,796          (25,298)
Accrued expenses                                                         (40,781)          (1,312)
Notes payable - interest portion                                             125              792
                                                                ----------------    -------------
TOTAL CASH USED IN OPERATIONS                                           (645,649)        (279,261)
                                                                ----------------    -------------
INVESTING ACTIVITIES
Additions to property & equipment                                        (80,735)         (18,744)
Sale of equipment on account                                                   -            2,890
Proceeds from sales of equipment                                               -            6,713
Payments on purchase of SiteStream                                      (485,673)               -
Capitalized legal fees in association with Sensar merger                       -          (89,474)
                                                                ----------------    -------------
NET CASH USED IN INVESTING ACTIVITIES                                   (566,408)         (98,615)
FINANCING ACTIVITIES
Payments on notes payable                                                      -           (1,817)
Payments on capital leases                                                (3,371)         (41,832)
Advances from Sensar Corp                                                      -          400,000
                                                                ----------------    -------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                       (3,371)         356,351
                                                                ----------------    -------------
NET DECREASE IN CASH                                                  (1,215,428)         (21,525)
Cash at the beginning of the period                                    2,263,514          134,196
                                                                ----------------    -------------
Cash at the end of the period                                   $      1,048,086    $     112,671
Supplementary disclosure of cash paid during the period for:
Interest                                                        $          1,384    $      12,756
Income taxes                                                               1,600                -
                                                                ----------------    -------------
Equipment acquired under capital lease agreements               $              -    $      59,241
Stock grant to officer - deferred compensation                  $              -    $    (150,000)
Less amortized portion                                                         -           36,000
                                                                ----------------    -------------
Net deferred compensation                                       $              -    $    (114,000)
                                                                ================    =============

                        VITALSTREAM, INC. AND SUBSIDIARY
              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information refer to the unaudited financial statements and footnotes thereto included elsewhere in this document.


     GOING CONCERN

     The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's losses, negative cash flows from operations and the working capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, an additional cash infusion. As discussed in Note 3, the Company has merged with Sensar Corporation and received approximately $1.1 million in cash. Management believes that this transaction should provide access to the additional cash required to fund the Company's operations and meet its obligations.


     PRINCIPLE OF CONSOLIDATION

     The consolidated financial statements include the accounts of VitalStream, Inc. and its wholly-owned subsidiary, SiteStream Incorporated. The term "Company" used herein means VitalStream, Inc and its subsidiary, unless otherwise indicated by the context. All material intercompany accounts and transactions have been eliminated.


     NET LOSS PER SHARE

     Net loss per common share is computed using the weighted average number of common shares outstanding during the periods presented. Options to purchase shares of the Company's stock under its stock option plan may have a dilutive effect on the Company's earnings per share in the future but are not included in the calculation for 2001 and 2002 because they have an antidilutive effect in such periods.


2.    LEGAL MATTERS

     The Company is involved in certain legal actions and claims arising in the ordinary course of business. It is the opinion of management, that such litigation and claims will be resolved without a material effect on the Company's financial position.


3.   SUBSEQUENT EVENTS

     On April 23, 2002, Sensar Corporation ("Sensar") and VitalStream Operating Corporation, a wholly-owned subsidiary of Sensar ("Merger Sub"), consummated a merger (the "Merger") with VitalStream, Inc. ("VitalStream"), pursuant to which Merger Sub was merged with and into VitalStream, with VitalStream surviving as a wholly-owned subsidiary of Sensar. In connection with the merger, all officers and directors of Sensar resigned and were replaced by the management team and directors of VitalStream. Sensar's outstanding shares of common stock are traded on the over-the-counter market under the symbol "SCII".

                        VITALSTREAM, INC. AND SUBSIDIARY
              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



     SUBSEQUENT EVENTS (continued)

     As a result of the merger, all of the outstanding shares of VitalStream capital stock were converted into the right to receive an aggregate of 15,228,521 shares of Sensar common stock representing approximately 69% of the outstanding shares of Sensar following the merger. In addition, the approximately 80 former VitalStream shareholders will have the right to receive contingent consideration up to an additional 13.000,282 shares of Sensar common stock, potentially increasing their aggregate ownership to approximately 80%.

     For accounting purposes, the merger was treated as a recapitalization of VitalStream. Pro forma loss per share is calculated for all periods using the historical shares of VitalStream adjusted by the exchange ratio with Sensar.